UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Comcast Corporation

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Notice of 2025 Annual Meeting of Shareholders and Proxy Statement

2024 Company Highlights

Strong Execution on Key Strategic Priorities
Consolidated Financial Results
Grew Revenue 1.8% to $123.7 billion
Returned $13.5 billion to shareholders through a combination of $4.8 billion in dividend payments and $8.6 billion in share repurchases, reducing shares outstanding by 5%
In January 2025, increased dividend by $0.08, or 6.5% year-over-year, to $1.32 per share on an annualized basis for 2025, the 17th consecutive annual increase

Connectivity & Platforms
51.6 million customer relationships at year end, contributing more than $50 per month on average in Adjusted EBITDA per customer relationship
Largest broadband provider in the U.S. and second-largest provider in the U.K.
Increased homes and businesses passed by 1.2 million to 63.7 million, providing communities around the U.S. with additional access to broadband
Continued to progress our broadband network upgrade that will ultimately offer multi-gigabit symmetrical speeds across every market we serve and incorporate AI tools
Grew connectivity revenue by 5.7% to $45.1 billion, reflecting growth in domestic broadband, domestic wireless, international connectivity and business services connectivity

Content & Experiences
Theme Parks generated $2.9 billion in Adjusted EBITDA and finished 2024 strong; announced the May 2025 opening of Universal Epic Universe
Peacock revenue increased by 46% to $4.9 billion; Adjusted EBITDA losses improved by nearly $1 billion; paid subscribers increased by 5 million to 36 million
NBC Sports delivered its most-watched year since 2016, highlighted by our innovative broadcast of the Paris Olympics and Peacock's first-ever exclusive live streamed NFL playoff game. Announced a new 11-year partnership with the NBA and WNBA, starting in October 2025
NBCUniversal’s studios Adjusted EBITDA increased 11% to $1.4 billion; ranked #2 studio in worldwide box office in 2024, driven by the successful theatrical performance of Kung Fu Panda 4, Despicable Me 4, The Wild Robot and Wicked
Announced our intention to spin off a strong portfolio of cable television networks and complementary digital assets in a tax-free transaction, subject to customary conditions

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement includes statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are not historical facts or statements of current conditions, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These may include estimates, projections and statements relating to our business plans, objectives and expected operating results and statements regarding our corporate responsibility initiatives, progress, plans and goals, which are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “strategy,” “future,” “opportunity,” “commit,” “plan,” “goal,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the Securities and Exchange Commission (“SEC”). There are also certain risks and challenges we may face in meeting our environmental goals that are beyond our control, including political, economic, regulatory and geopolitical conditions, supply chain and labor issues, supplier emissions reductions, the evolution of carbon offset markets and innovations in technology and infrastructure.

In evaluating these statements, you should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the SEC. The inclusion of forward-looking and other statements in this proxy statement or on our website that may address our corporate responsibility initiatives, progress, plans and goals is not an indication that they are necessarily material to investors or required to be disclosed in our filings with the SEC. Such statements may contain estimates, make assumptions based on developing standards that may change and provide aspirational goals and commitments that are not intended to be promises or guarantees. Readers are cautioned not to place undue reliance on forward-looking statements or such other statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking or such other statements, whether because of new information, future events or otherwise.

2025 Proxy Statement         1

Message from Our Chairman and CEO and Our Lead Independent Director

Dear Shareholders,

We are proud to report that 2024 was once again a record year for Comcast. We delivered some of the best financial results in our history, returned $13.5 billion of capital to shareholders and raised our dividend for the 17th consecutive time.

Despite rapid change and intense competition, our continued financial performance and strong balance sheet is a testament to the strength of our six growth businesses – residential broadband, wireless, business services, theme parks, streaming and studios – which together make up close to 60 percent of our total revenue.

Our connectivity businesses grew revenue, reflecting growth in domestic broadband, domestic wireless, international connectivity and business services. We expanded our network to reach 64 million homes and businesses and ended the year with nearly 32 million broadband customers and nearly eight million wireless lines in the United States. With our Project Genesis, we continued to drive our broadband network upgrade, which is approximately 50% complete, that will ultimately deliver multi-gigabit symmetrical speeds across our footprint. We will also seek to leverage our WiFi network – the largest and fastest in North America – to accelerate growth in wireless and further differentiate our converged offerings, which combine our broadband and mobile capabilities. Finally, business services generated nearly $10 billion in revenue in 2024 with very healthy margins.

Meanwhile, our entertainment businesses also had a solid year – from the Paris Olympic Games as the largest media event of all time to our 11-year partnership with the NBA and WNBA, bringing basketball back to NBC and onto Peacock. At the same time, our studios demonstrated their strength in both film and television, with box office success for Wicked and Despicable Me 4, and our TV studio ended 2024 with more top 10 series than any other studio. Our theme park business continues to be a standout, with a pipeline of exciting new attractions and parks coming soon, including the much-anticipated opening of Epic Universe this year.

We have a wonderful company that was built on a founding principle to lean into change and constantly focus on growth. Across our businesses, we have announced strategic and organizational changes in seeking to better position us as we compete in an evolving market and position ourselves for the future.

As always, we remain grateful to the stewardship of our Board, who provide invaluable insight and leadership, as well as our passionate employees around the world who propel our company forward every day. We appreciate your continued trust and support.

Sincerely,

Brian L. Roberts Chairman and Chief Executive Officer	Edward D. Breen Lead Independent Director

2       2025 Proxy Statement

Notice of 2025 Annual Meeting of Shareholders of Comcast Corporation

Date	Time	Place	Who Can Vote
June 18, 2025	Online check-in opens: 8:45 a.m. Eastern Time Meeting begins: 9:00 a.m. Eastern Time	Meeting live via the internet: comcast.onlineshareholdermeeting.com	Shareholders of record on April 8, 2025

Voting Items	Board Voting Recommendation
PROPOSAL 1: Elect Directors	FOR each nominee
PROPOSAL 2: Ratify appointment of independent auditors	FOR
PROPOSAL 3: Increase share authorization under Comcast-NBCUniversal 2011 Employee Stock Purchase Plan	FOR
PROPOSAL 4: Advisory vote to approve executive compensation	FOR
PROPOSALS 5-6: Vote on shareholder proposals if properly presented	AGAINST

Only shareholders of record on April 8, 2025 may vote and participate during the meeting. If the meeting is adjourned because a quorum is not present, then shareholders who attend the reconvened meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Information about Stock Ownership – Outstanding Shares and Voting Rights” in the attached proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 25, 2025.

Your vote is important. Please vote your shares promptly. To vote your shares, you can:

Use the internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card.	Call the toll-free telephone number set forth in the attached proxy statement and on your proxy card.	Complete, sign and date your proxy card and return your proxy card by mail.

April 25, 2025

Thomas J. Reid
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 18, 2025: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.proxyvote.com.

2025 Proxy Statement         3

4       2025 Proxy Statement

About Comcast

Our Company

Comcast Corporation (“Comcast,” the “Company,” “we,” “our” or “us”) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach customers, viewers and guests worldwide. We deliver world-class broadband, wireless, video and voice services through Xfinity, Comcast Business and Sky; produce, distribute and stream leading entertainment, sports and news through brands including NBC, Telemundo, Universal, Peacock and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences.

2024 Performance Overview

We produced strong financial results and continued to execute against our long-term strategy in 2024. We continued to invest in our business, maintained a strong balance sheet and returned significant capital to shareholders. Our consolidated financial results reflected the accomplishments and contributions from across our company, underscoring our business resilience, strategic decision-making and capital allocation priorities, driven with a view toward positioning our company for the future. As described in “Compensation Discussion and Analysis” below, revenue, Adjusted EBITDA and Free Cash Flow are among the key metrics used in our executive compensation program.

Revenue ($ in billions)	Net Income Attributable to Comcast ($ in billions)	Adjusted EBITDA(1) ($ in billions)

Net Cash Provided by Operating Activities ($ in billions)	Free Cash Flow(1), (2) ($ in billions)

Revenue ($ in billions) 0 35 70 105 140 $121.6 2023 $123.7 2024 Net Income Attributable to Comcast ($ in billions) 0 4 8 12 16 $15.4 2023 $16.2 2024 Adjusted EBITDA(1)($ in billions)0 10 20 30 40 $37.6 2023 $38.1 2024 Net Cash Provided by Operating Activities($ in billions) 0 7 14 21 28 35 $28.5 2023 $27.7 2024 Free Cash Flow(1) (2) ($ in billions) $20 $15 $10 $5 $0 2021 202 2023 $17.1 $12.6 $13.0 0 5 10 15 20 $13.0 2023 $12.5 2024
(1)	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.
(2)	Free Cash Flow in 2024 includes a tax payment related to the previously announced Hulu transaction and other tax related matters.

2025 Proxy Statement         5

2024 key reported results included:

●	Connectivity & Platforms – We continued to make significant investments in our technology and network to stay ahead of data consumption trends that reflect customers’ increasing demands and to further differentiate our broadband offering and experience. We increased the number of domestic homes and businesses passed by 1.2 million to 63.7 million and continued to enhance our domestic network capabilities, including deploying technology in select markets that will enable us to deliver multi-gigabit symmetrical speeds. Connectivity & Platforms revenue was consistent with the prior year period at $81.3 billion. Adjusted EBITDA increased 1.9% to $32.8 billion, or 1.7% on a constant currency basis. See Appendix A for a reconciliation.
●	Content & Experiences – We continued to entertain and inspire our audiences and guests by creating and leveraging our world-class IP and fan favorite franchises. In 2024, NBC Sports delivered its most-watched year since 2016, highlighted by our innovative broadcasts of the Paris Olympics and Peacock's first-ever exclusive live streamed NFL playoff game. We also announced an 11-year agreement to present NBA and WNBA games beginning with the 2025-26 season. Universal Pictures ranked #2 at the worldwide box office, and we opened Donkey Kong Country at Universal Studios Japan and announced the May 2025 opening of Universal Epic Universe in Orlando. Content & Experiences revenue increased 4.4% to $45.1 billion and Adjusted EBITDA was consistent with the prior year period at $6.7 billion.

In 2024, we made cash dividend payments of $4.8 billion and repurchased $8.6 billion of our common stock, resulting in a total return of capital to shareholders of $13.5 billion. In January 2025, we announced our 17th consecutive annual increase to our planned annual dividend by $0.08 per share, or 6.5%, to $1.32 per share on an annualized basis.

6       2025 Proxy Statement

Corporate Governance and Board Matters

Proposal 1:
Election of Directors
Our Board unanimously recommends that shareholders vote “FOR” the election of each of the nominees for director.

Board of Directors Nominees

Board Snapshot

INDEPENDENCE Independent: 90% Independent - 9 Non-independent - 1 INDEPENDENT DIRECTOR TENURE Average Tenure: 9.4 years < 5 years - 3 5-10 years - 3 > 10 years - 3

INDEPENDENCE	INDEPENDENT DIRECTOR TENURE

Non-independent – 1
Independent – 9
BOARD NOMINEES

Asuka Nakahara, 69
Independent Director
Director Since: February 2017
Committee Membership: Audit Committee*

Wonya Y. Lucas, 64
Independent Director
Director Since: April 2024
Committee Membership: Audit Committee

Louise F. Brady, 60
Independent Director
Director Since: October 2023
Committee Membership: Audit Committee

Jeffrey A. Honickman, 68
Independent Director
Director Since: December 2005
Committee Membership: Audit* and Governance and Corporate Responsibility Committees

BOARD NOMINEES Brian L. Roberts, 65 Chairman of the Board, President and CEO Director Since: March 1988 Committee Membership: NoneDavid C. Novak, 72Independent DirectorDirector Since: December 2016Committee Membership: Compensation and HumanCapital Committee Asuka Nakahara, 68Independent DirectorDirector Since: February 2017Committee Membership: Audit Committee* Wonya Y. Lucas, 64Independent DirectorDirector Since: April 2024Committee Membership: Audit Committee Jeffrey A. Honickman, 68Independent DirectorDirector Since: December 2005Committee Membership: Audit*and Governance and CorporateResponsibility Committees Kenneth J. Bacon, 70Independent DirectorDirector Since: November 2002Committee Membership: Governance and CorporateResponsibility Committee Thomas J. Baltimore, Jr., 61Independent DirectorDirector Since: March 2023Committee Membership: Compensation and Human Capital Committee Madeline S. Bell, 63Independent DirectorDirector Since: February 2016Committee Membership: Governance and CorporateResponsibility Committee Louise F. Brady, 60Independent DirectorDirector Since: October 2023Committee Membership: Audit Committee Edward D. Breen, 69Lead Independent DirectorDirector Since: February 2014Committee Membership: Compensation and Human Capital Committee Non-independent 1 Independent 9

*	Audit Committee Financial Expert

2025 Proxy Statement         7

Board Refreshment

We have added three new independent directors to our Board within the past three years, including Thomas J. Baltimore, Jr. in March 2023, Louise F. Brady in October 2023 and Wonya Y. Lucas in April 2024. Gerald L. Hassell and Maritza G. Montiel stepped down from our Board at our 2024 annual meeting due to having reached our then current retirement age. In connection with our planned spin-off of a strong portfolio of cable networks and complementary digital assets (“SpinCo”), David C. Novak will become Chairman of the Board of Directors of SpinCo upon completion of the spin-off, which is expected to occur by the end of 2025. At such time, Mr. Novak will vacate his current position on our Board.

Director Skills and Experience

As baseline director qualifications, our Board seeks, and each of our directors possesses, key attributes that we deem critical in being a director, including strong and effective decision-making, communication and leadership skills; high ethical standards, integrity and values; and a commitment to representing the long-term interests of our shareholders. Our Board, and the Governance Committee in turn, also consider certain director qualifications and skills, including those highlighted below, and seek directors that bring to the Board a range of experiences, viewpoints, perspectives, professional knowledge, business expertise, financial expertise, industry knowledge, entrepreneurial background and experience, and high-level business management experience to oversee and address the current issues facing our company.

Our Board and each of its committees assess their effectiveness as part of their annual self-assessment, which, among other things, evaluates the overall composition of our Board. In evaluating current directors for renomination to the Board or reappointment to Board committees, the Governance Committee considers the director’s performance, as well as the current challenges and needs of the Board and each committee. The Governance Committee further considers each director’s ability to dedicate sufficient time, energy and attention to the fulfillment of his or her duties, including other obligations and commitments and leadership positions on other boards. In accordance with our corporate governance guidelines, an independent director who is a chief executive officer of a public company may serve on the boards of no more than two other public companies in addition to our Board, while all other independent directors may serve on up to four public company boards in total. In renominating directors for election at our 2025 annual meeting, the Governance Committee and Board have determined that each of our director nominees is currently in compliance with our corporate governance guidelines and has sufficient time, energy and attention to serve on our Board.

KENNETH J. BACON THOMAS J. BALTIMORE, JR. MADELINE S. BELL LOUISE F. BRADY EDWARD D. BREEN JEFFREY A. HONICKMAN WONYA Y. LUCAS ASUKA NAKAHARA DAVID C. NOVAK BRIAN L. ROBERTS Executive Leadership Relevant Industry Experience Consumer Products/Customer-Oriented Technology Financial/Accounting Risk Management Oversight International Government Affairs Human Capital Management Non-Profit/Educational/Philanthropic

8       2025 Proxy Statement

Director Nominee Biographies

Kenneth J. Bacon	Independent
Partner at RailField Partners
Age: 70 Director since: November 2002 Committees: Governance and Corporate Responsibility	Other Current Public Company Directorships: Ally Financial Inc., Arbor Realty Trust, Inc., Welltower Inc.

Career Highlights:

●	Partner, RailField Partners, a financial advisory and asset management firm, 2012 – Present
●	Executive Vice President, multifamily mortgage business, Fannie Mae, 2005 – 2012
●	Interim Executive Vice President, Housing and Community Development, Fannie Mae, January 2005 – July 2005
●	Member, National Multifamily Housing Council

Skills and Qualifications:

Mr. Bacon has held executive roles across the financial services, real estate and housing industries, currently as a partner at RailField Partners. He previously held various leadership roles at Fannie Mae, a leading source of mortgage financing across the United States, where he oversaw a portfolio of nearly $200 billion in assets and ran the company’s multifamily division, affordable lending and community development initiatives. As an industry veteran and seasoned leader in the housing market and multifamily asset class, Mr. Bacon is deeply acquainted with regulatory affairs at federal, state and municipal levels. This background enables him to provide unique perspectives in discussions of how regulatory affairs and government relations impact our business broadly. Mr. Bacon’s deep experience in finance and risk management oversight enables him to contribute to our Governance Committee’s oversight of our compliance and privacy programs. His ongoing service on other public company boards of directors allows him to bring a multi-faceted view on current events and emerging governance-related areas of focus.

Executive Leadership	Financial/ Accounting	Risk Management Oversight	Government Affairs	Non-Profit/ Educational/ Philanthropic

Thomas J. Baltimore, Jr.	Independent
Chairman, President and Chief Executive Officer of Park Hotels & Resorts
Age: 61 Director since: March 2023 Committees: Compensation and Human Capital	Other Current Public Company Directorships: American Express Company, Park Hotels & Resorts, Inc. Former Public Company Directorships: AutoNation, Inc., Prudential Financial, Inc.

Career Highlights:

●	Chairman, President and Chief Executive Officer of Park Hotels & Resorts, Inc., a lodging and real estate investment trust, 2017 – Present
●	President, Chief Executive Officer and Member of Board of Trustees, RLJ Lodging Trust, 2011 – 2016
●	Co-Founder and President, RLJ Development, LLC, 2000 – 2011
●	Various management positions at Hilton Hotels Corporation, Marriott Corporation and Host Marriott Services Corporation
●	Board Member, University of Virginia Investment Management Company
●	Board Member, The Real Estate Roundtable
●	Executive Committee Member, American Hotel & Lodging Association
●	Board Member, UVA McIntire School of Commerce Foundation

Skills and Qualifications:

Mr. Baltimore currently serves as Chairman, President and CEO of Park Hotels & Resorts, a real estate investment trust with 40 premium branded hotels and resorts. In his current role and prior senior management roles, Mr. Baltimore has gathered a wealth of leadership and management experience in the investment management, hospitality and real estate industries bringing valuable insight to various aspects of our business, including theme parks. In addition to Mr. Baltimore’s extensive track record of building and running companies, he has served on the boards of multiple large public companies including Prudential Financial and American Express. All of these experiences have given Mr. Baltimore a lens on strategy, business judgment and risk management frameworks across companies and industries. Mr. Baltimore also has deep finance and M&A experience from his years at RLJ Development and RLJ Lodging Trust, as well as a background in accounting having begun his career in public accounting at Price Waterhouse.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Financial/ Accounting	Risk Management Oversight

2025 Proxy Statement         9

Madeline S. Bell	Independent
President and Chief Executive Officer of The Children’s Hospital of Philadelphia
Age: 63 Director since: February 2016 Committees: Governance and Corporate Responsibility

Career Highlights:

●	President and Chief Executive Officer, The Children’s Hospital of Philadelphia (“CHOP”), a top-ranked children’s health system and research institute, 2015 – Present
●	Multiple Leadership Roles, including Chief Operating Officer, CHOP, 1995 – 2015
●	Began career as a pediatric nurse in 1983, moved from a variety of different nursing roles into hospital administration in 1989 and holds a Master of Science in Organizational Dynamics from the University of Pennsylvania
●	Board Member, Leonard Davis Institute of Health Economics
●	Board Member, Solutions for Patient Safety
●	Executive Committee Member, Greater Philadelphia Chamber of Commerce and Member, CEO Council for Growth
●	Former Board Chair, Federal Reserve Bank of Philadelphia

Skills and Qualifications:

Ms. Bell serves as President and CEO of CHOP, one of the nation’s top-ranked children’s hospitals with annual revenue of $4.7 billion in fiscal year 2024 and nearly 30,000 employees. Under her leadership, CHOP was ranked #1 on the Forbes List of America’s Best Large Employers in 2022. As President and CEO, Ms. Bell’s role includes facilitating and maintaining strategic partnerships with private and public partners, maintaining the hospital’s position as a premier nonprofit organization and overseeing and managing complex health and safety matters, as well as human capital management dynamics among a wide range of employee stakeholders from clinicians and staffers to academic research experts. Ms. Bell’s experiences yield valuable business and management insights and perspectives for our Board, and she brings constructive advice on enterprise risk management and compliance matters.

Executive Leadership	Consumer Products/ Customer-Oriented	Risk Management Oversight	Non-Profit/ Educational/ Philanthropic

Louise F. Brady	Independent
Co-Founder and Managing Partner of Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC and Piedmont Capital Investments, LLC
Age: 60 Director since: October 2023 Committees: Audit	Other Current Public Company Directorships: Travel + Leisure Co.

Career Highlights:

●	Co-Founder and Managing Partner of Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC and Piedmont Capital Investments, LLC, 2013, 2019 and 2020, respectively – Present
●	President (2014 – 2024) and Director (since 2014) of Blue Current, Inc.
●	Vice President of Investments at Wells Fargo Advisors Financial Services, 1996 – 2013
●	Board Member, Piedmont Triad Partnership
●	Board Member, The Bryan Foundation
●	Advisory Board, The Shuford Program in Entrepreneurship, University of North Carolina at Chapel Hill
●	Co-Chair, Board of Directors, Shift_Ed

Skills and Qualifications:

Ms. Brady is a seasoned and proven business leader, having served on several management teams and company boards. As a venture capitalist, Ms. Brady has made transformative investments in emerging technology companies. She also served as the President of Blue Current, Inc., a company that develops battery technology. Ms. Brady has supported the development of innovative business ideas, including as an Advisory Board member of The Shuford Program in Entrepreneurship at the University of North Carolina at Chapel Hill. Ms. Brady has over a decade of experience in venture capital investing and prior to that held investment-related roles at Wells Fargo Advisors and Bank of America. Her background in finance, investing, portfolio management and commercial banking enable her to give input into the Board’s evaluation of key financial, strategic and business decisions.

Executive Leadership	Technology	Financial/Accounting

10       2025 Proxy Statement

Edward D. Breen	Lead Independent Director
Executive Chairman of DuPont de Nemours, Inc.
Age: 69 Director since: February 2014 Committees: Compensation and Human Capital	Other Current Public Company Directorships: DuPont de Nemours, Inc. Former Public Company Directorships: Corteva, Inc., International Flavors & Fragrances, Inc.

Career Highlights:

●	Executive Chairman (since 2019) and Chief Executive Officer (2020 – 2024), DuPont de Nemours, Inc., a provider of technology-based materials, ingredients and solutions
●	Chief Executive Officer and Director, DowDuPont, 2017 – 2019
●	Chairman and Chief Executive Officer, E.I. du Pont de Nemours & Co., 2015 – 2017
●	Chief Executive Officer, Tyco International Ltd., 2002 – 2012; Chairman until 2016
●	Previous President, Motorola, and multiple leadership roles in Motorola’s Networks Sector and Broadband Communications Sector
●	Chairman, President and Chief Executive Officer, General Instrument Corporation, 1997 – 2000
●	Previously a director of Comcast from 2005 – 2011
●	Chair, Board of Trustees, Grove City College

Skills and Qualifications:

Mr. Breen currently serves as Executive Chairman of DuPont de Nemours, a role he has held prior to and following the merger of DuPont and the Dow Chemical Company. Previously he served as Chairman and CEO of Tyco International. These years of experience as a transformational leader position Mr. Breen well to oversee strategy, to provide input into capital allocation decisions and to support the Board’s oversight of strategic and financial management of our company. Additionally, Mr. Breen’s vast corporate board experience provides him with a deep foundation in the principles of corporate governance. From his experience at Tyco International and previously at Motorola, Mr. Breen has gained invaluable experience in the technology, equipment supplier and consumer products sectors. In particular, he has deep knowledge of how those sectors relate to our Connectivity and Platforms businesses.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer- Oriented	Technology	Risk Management Oversight	International

Jeffrey A. Honickman	Independent
Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd.
Age: 68 Director since: December 2005 Committees: Audit and Governance and Corporate Responsibility

Career Highlights:

●	Chief Executive Officer, Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New Jersey to Virginia, 1990 – Present
●	Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages, 1987 – Present
●	Board of Directors, American Beverage Association
●	Board of Trustees, Barnes Foundation
●	President’s Advisory Council, Sidney Kimmel Cancer Center, Jefferson Health

Skills and Qualifications:

For over 30 years, Mr. Honickman has served as CEO of Pepsi-Cola & National Brand Beverages, Ltd., one of the largest bottling and distribution companies in the United States. Mr. Honickman has also been Vice President and Secretary of beverage distributor Antonio Origlio, Inc. since 1987. From these roles, Mr. Honickman has a wealth of experience in financial management, budgeting and capital allocation. Mr. Honickman also holds a master’s degree in finance and a bachelor’s degree in accounting. In addition to his executive management roles, Mr. Honickman has served on a number of consumer industry boards, including his current service as a member of the Board of Directors of The American Beverage Association. From these experiences, Mr. Honickman has invaluable expertise in enterprise risk management, capital allocation, consumer product marketing, brand strategy and consumer behavior.

Executive Leadership	Consumer Products/Customer-Oriented	Financial/Accounting

2025 Proxy Statement         11

Wonya Y. Lucas	Independent
Former President and Chief Executive Officer of Hallmark Media Networks
Age: 64 Director since: April 2024 Committees: Audit	Other Current Public Company Directorships: Atlanta Braves Holdings, Inc. Former Public Company Directorships: E.W. Scripps Company, J.C. Penney Company, Inc.

Career Highlights:

●	President and Chief Executive Officer, Hallmark Media Networks, 2020 – 2023
●	President and Chief Executive Officer, Public Broadcasting Atlanta, 2015 – 2020
●	President, Lucas Strategic Consultants LLC, 2013 – 2015
●	President and Chief Executive Officer, TV One, 2011 – 2013
●	Chair, Board of Jurors, Peabody Awards
●	Board of Trustees, Children’s Healthcare of Atlanta
●	Board of Directors, Community Foundation for Greater Atlanta
●	Board of Trustees, Georgia Tech Foundation
●	Board of Trustees, Sundance Institute
●	Former Board Member, National Cable and Telecommunications Association (NCTA)

Skills and Qualifications:

Ms. Lucas has previously held senior executive positions at Hallmark Media Networks, Public Broadcasting Atlanta and TV One. In addition to her senior management roles, Ms. Lucas has wide-ranging experience and recognition in the media and entertainment sector. Her more recent accolades include induction into the Broadcasting & Cable Hall of Fame and the Cable Hall of Fame in 2023. Her service on industry-related boards includes her position as Chair of the Board of Jurors of the Peabody Awards, as a member of the Board of Trustees of the Sundance Institute and, formerly, as a member of the Board of the National Cable and Telecommunications Association. During her expansive career, Ms. Lucas has developed a deep expertise in consumer marketing and brand development. This includes previous roles at Westinghouse Electric, The Clorox Company, The Coca Cola Company, Turner Broadcasting and Discovery Communications, where she served as Chief Global Marketing Officer. Her knowledge of history and trends in the entertainment and media industry and consumer brands are highly relevant to our company.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Risk Management Oversight

Asuka Nakahara	Independent
Partner at Triton Atlantic Partners
Age: 69 Director since: February 2017 Committees: Audit	Other Current Public Company Directorships: CBRE Global Real Estate Income Fund

Career Highlights:

●	Co-Founder, Incompass Labs, Inc., a peer assessment software company, 2022 – Present
●	Partner, Triton Atlantic Partners, a real estate advisory firm and investment vehicle that he co-founded, 2009 – Present
●	Associate Director, Zell-Lurie Real Estate Center, and Practice Professor, Real Estate Department, Wharton School of the University of Pennsylvania, 1999 – Present
●	Trammell Crow Company, various leadership roles including Chief Financial Officer (overseeing finance, capital markets, mergers and acquisitions, marketing, Trammell Crow University, human resources and other new business initiatives), 1980 – 1999
●	Board of Trustees, Rice University

Skills and Qualifications:

Over the course of a nearly 20-year real estate career at Trammell Crow Company, Mr. Nakahara held a number of senior leadership roles. These experiences have provided Mr. Nakahara with executive leadership, management, strategic planning and financial expertise credentials that are beneficial to the full range of Board responsibilities. Mr. Nakahara is a co-founder and partner of real estate investment and advisory firm Triton Atlantic Partners, where he has over 15 years of experience in investment management and related fields. As an advisor, he provides strategic, leadership and capital markets advice to management teams. Mr. Nakahara has also been a dedicated educator throughout his career. For 25 years, he has served as Associate Director of the Zell-Lurie Real Estate Center at the Wharton School of the University of Pennsylvania. He also serves on the Board of Trustees of Rice University. Mr. Nakahara brings this same expertise in training, leadership and oversight to our Board.

Executive Leadership	Financial/Accounting	Non-Profit/Educational/Philanthropic

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David C. Novak	Independent
Founder of David Novak Leadership, Inc.
Age: 72 Director since: December 2016 Committees: Compensation and Human Capital

Career Highlights:

●	Founder of David Novak Leadership, Inc., which provides online leadership training to transform managers into confident, capable, engaging leaders, 2020 – Present
●	Executive Chairman of the Board, YUM! Brands, Inc., 2015 – 2016
●	Chairman of the Board (2001 – 2014) and Chief Executive Officer (2000 – 2014), YUM! Brands, Inc.
●	Board Member, Lift-a-Life Novak Family Foundation
●	Author of O GREAT ONE! A Little Story About the Awesome Power of Recognition, Taking People With You: The Only Way to Make Big Things Happen; How Leaders Learn and co-author of Take Charge of You, dedicated to developing leaders at every stage of life

Skills and Qualifications:

From his previous executive leadership positions, including as Chairman and CEO of YUM! Brands, one of the world’s largest fast-food restaurant operators, Mr. Novak brings a wealth of knowledge on marketing, consumer brands, global growth strategies and international business. Throughout his career, Mr. Novak has demonstrated an exceptional ability to lead and manage large teams, uniting employees through increased engagement, recognition and talent development. He has also authored several books on leadership development, including Taking People With You: The Only Way to Make Big Things Happen, and brings his invaluable experience and perspectives on talent development to Comcast’s Board. Mr. Novak is dedicated to philanthropy and currently serves on the board of Lift-a-Life Novak Family Foundation and is the founder of David Novak Leadership, Inc., a non-profit with the mission of making the world a better place by developing better leaders at every stage of life.

Executive Leadership	Consumer Products/ Customer-Oriented	International	Human Capital Management	Non-Profit/ Educational/ Philanthropic

Brian L. Roberts
Chairman and Chief Executive Officer of Comcast
Age: 65 Director since: March 1988 Committees: None

Career Highlights:

●	Chairman of the Board, Comcast, 2004 – Present
●	Chief Executive Officer, Comcast, 2002 – Present
●	President, Comcast, 1990 – 2022
●	Director Emeritus, CableLabs, the cable industry’s research and development consortium
As of December 31, 2024, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock.

Skills and Qualifications:

Mr. Roberts joined Comcast in 1981 and has served as our Chairman and CEO for over two decades. He has been a strong and effective leader at both the company and Board levels, navigating our company through multiple macroeconomic cycles and industry transformations. Mr. Roberts has overseen a strategy that has included organic growth, new business innovations and transformative strategic transactions, while also returning significant capital to shareholders and maintaining balance sheet discipline. He also serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. Given his deep history with and leadership of our company, extensive knowledge of all aspects of our business, operations and risks, as well as his knowledge of the media and telecommunications industries, he is uniquely positioned to guide our company through challenges and evaluate future opportunities for growth.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Risk Management Oversight	International

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Independence Determinations

Our Board has determined that each of our nonemployee directors and director nominees is independent in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com, and in accordance with the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, including those reported under “Related Party Transactions Policy and Certain Transactions” below. The Board also considered that in the ordinary course of business we have, during the current year and the past three fiscal years, sold products and services to, purchased products and services from, and/or made charitable donations (including by certain of our executive officers) to companies and organizations at which certain of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid or donated to or received from these companies and organizations each year was below 1% of the recipient company’s or organization’s total consolidated gross revenues, which is far below the 5% limit prescribed by Nasdaq rules.

Retirement Age and Director Tenure

Our corporate governance guidelines require that our independent directors not stand for re-election to the Board after reaching the age of 75. We believe that our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors and different areas of expertise and knowledge.

Our Board considers director tenure in connection with its independence determinations, even though neither our corporate governance guidelines nor Nasdaq or SEC rules deem a long-tenured director not independent. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, the average tenure of our independent directors will be 9.4 years.

Director Nominations

Identifying and Evaluating Director Nominees

Our Governance Committee will consider director candidates recommended by shareholders and will evaluate any such candidates in a similar manner as any other candidates. In identifying and evaluating candidates, whether recommended by the Governance Committee or by shareholders, the Governance Committee will consider the attributes outlined above in “Director Skills and Experience,” as well as applicable independence requirements. All of our nominees are current directors and were elected by the shareholders at our 2024 annual meeting.

Shareholder Nominees

To submit a nomination for the election of directors, shareholders must provide a written notice in accordance with Section 3.10 of our bylaws. For the election of directors at the 2026 annual meeting of shareholders, if such meeting is called for a date between May 19, 2026 and July 18, 2026, we must receive written notice at the mailing address given on page 61 on or after February 18, 2026 and no later than the close of business on March 20, 2026. If we call the 2026 annual meeting of shareholders for any other date, we must receive written notice no later than the close of business on the tenth day following the day on which we first make a public announcement of the date of the meeting.

In addition, in accordance with Section 3.11 of our bylaws, a shareholder or group of up to 20 shareholders owning at least 3% of the aggregate number of our outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two directors, provided the shareholder(s) and nominee(s) satisfy the requirements in our bylaws. Written notice of proxy access director nominees for the election of directors at the 2026 annual meeting of shareholders, if such meeting is called for a date between May 19, 2026 and July 18, 2026, must be received at the mailing address given on page 61 on or after November 26, 2025 and no later than the close of business on December 26, 2025. If such meeting is called for any other date, we must receive written notice no later than the close of business on the later of the date that is 180 days prior to such meeting or the tenth day following the day on which we first make a public announcement of the date of the meeting.

Shareholders can obtain a copy of our bylaws by writing to Thomas J. Reid, Secretary, Comcast Corporation, at the mailing address given on page 61. A copy of our bylaws is filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024 and is posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

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Board Structure and Responsibilities

Board Leadership Structure

Our Board believes that our company and shareholders are best served by maintaining the flexibility for the Board to split or combine the offices of Chairman and Chief Executive Officer depending upon the best interests of our company at a given point in time. To that end, our Governance Committee and Board regularly review our Board leadership structure to ensure that the most appropriate structure is in place. These reviews may consider a variety of factors, such as our state corporation laws, our governance practices, the efficiency and effectiveness of our existing Board leadership structure and feedback from our Board members as well as shareholders on our Board and its leadership structure.

Our Board currently believes that we and our shareholders continue to be best served by having Mr. Roberts serve as both our Chairman and Chief Executive Officer – working together with a strong Lead Independent Director. Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. Mr. Roberts serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. In his role as Chairman, he also brings to Board discussions extensive knowledge of all aspects of our current business, operations and risks.

In addition to our combined Chairman and CEO role, our independent directors are led by our Lead Independent Director, who ensures a strong, independent and active Board by promoting effective communication and consideration of strategy and material risks.

Edward D. Breen LEAD INDEPENDENT DIRECTOR
In accordance with our corporate governance guidelines, our Board has a strong Lead Independent Director position, currently filled by Mr. Breen. The Lead Independent Director:
●Presides at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors that are held at almost all regularly scheduled Board meetings.
●Facilitates communication between the Chairman and the independent directors and encourages director participation by fostering an environment of open dialogue and constructive feedback.
●Communicates periodically as necessary between Board meetings and executive sessions with our independent directors and with management on topics of importance to our independent directors.
●Is authorized to schedule meetings of the independent directors, including executive sessions of the independent directors.

●Consults, reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board, which may include matters relating to significant risks of our company.
●With the Compensation and Human Capital Committee (“Compensation Committee”), organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management.
●With the Governance Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.
●Represents independent directors in communications with external constituencies, including significant shareholders, as appropriate.

The role of Lead Independent Director is filled by an independent director recommended by the Governance Committee, which is chaired by and composed entirely of independent directors, and appointed by the Board annually. In recommending Mr. Breen to serve as our Lead Independent Director, our Governance Committee considered, among other qualifications, his extensive experience as a board chairman and chief executive officer seasoned in board-level risk oversight.

Our Board believes that board independence and oversight of management are effectively maintained, and management plans are critically reviewed, through our existing governance structure and policies. The composition of our Board evolves gradually over time, which provides stability and experience, but the processes by which the Board works are dynamic and are designed to address the most critical risks and circumstances prevailing at any point in time. In addition to the Lead Independent Director position, we have strong and effective governance practices that support independent Board oversight, including:

2025 Proxy Statement         15

●	Board independence and oversight of management effectively maintained through the Board’s composition, where all but one of our director nominees are independent.
●	All Board-level committees (Audit, Compensation and Governance) are chaired by and composed entirely of independent directors, and appointed by the Board annually.
●	All directors have access to management, external experts and independent auditors.
●	Independent directors regularly meet in executive sessions without management present, chaired at our Board by our Lead Independent Director and at committees by committee chairs, to review, among other things, our strategy and risks, operating and financial performance, management effectiveness and succession planning.
●	Annual Board assessment process includes independent director input (which includes the Lead Independent Director) for Board and committee meeting agendas on key business and risk topics, director educational topics and the design, composition and effectiveness of our Board, its leadership structure and Board committees.
●	All directors may suggest inclusion of additional subjects on Board or committee agendas.
●	Independent director participation in and oversight of key governance processes, such as Chief Executive Officer performance, executive compensation and succession planning.
●	Our Chairman and Chief Executive Officer and our Lead Independent Director meet and speak with each other regularly about our Board and our company.

In addition, having one individual perform the roles of Chairman and Chief Executive Officer is not restricted or prohibited by current laws or regulations. Board action is the product of consensus following informed and thorough discussion, relying on external expertise when appropriate to supplement management resources or provide the independent directors with additional support. No director has the right to override the vote of any other director, but in practical terms Board action is based on consensus not contested votes.

Ultimately, we believe that our current leadership structure, together with our strong governance practices, creates a productive relationship between our Board and management, including strong and effective leadership of our company, as well as strong independent oversight that benefits our shareholders.

Board Meetings and Attendance

Our Board and various committees of the Board meet throughout the year. During 2024, there were six meetings of our Board and a total of 19 committee meetings. Each director attended more than 75% of the aggregate number of Board meetings and the number of meetings held by all of the committees on which he or she served.

We require our directors to participate in the annual meeting of shareholders, barring unusual circumstances. Each director then in office participated in the 2024 annual meeting of shareholders, other than Ms. Lucas who had a pre-existing commitment before having joined our Board.

Our independent directors have the opportunity to meet separately in executive session following each regularly scheduled Board and committee meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year. In 2024, executive sessions were held at each regularly scheduled Board meeting, and most regularly scheduled committee meetings.

Committees of Our Board

Our Board has three standing committees: Audit, Compensation and Governance. All of these committees are composed entirely of independent directors under applicable Nasdaq and SEC requirements.

The Board makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee, with the Governance Committee annually reviewing all charters and our corporate governance guidelines. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities. Committee charters are posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

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Audit Committee
Jeffrey A. Honickman (Chair)
Members Louise F. Brady Wonya Y. Lucas Asuka Nakahara	Meetings in 2024: 8

Key Responsibilities

●	Reviews the quality and integrity of our financial statements.
●	Reviews the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Forms 10-Q and 10-K and our quarterly earnings press releases.
●	Monitors our internal control over financial reporting and disclosure controls and procedures.
●	Reviews the performance and responsibilities of our internal audit function and activities.
●	Appoints and evaluates the qualification, performance and independence of our independent auditors.
●	Reviews financial risk assessment and management, cybersecurity and significant business continuity risks.
●	Reviews process with respect to our enterprise risk management (“ERM”) assessment.
●	Reviews risks facing our company as disclosed in “Risk Factors” in our Form 10-K.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Each member of our Audit Committee is financially literate for audit committee purposes, and our Board has concluded that Jeffrey A. Honickman and Asuka Nakahara qualify as audit committee financial experts.

The Audit Committee Report is included on page 23.

Compensation and Human Capital Committee
Edward D. Breen (Chair)
Members Thomas J. Baltimore, Jr. David C. Novak	Meetings in 2024: 6

Key Responsibilities

●	Oversees and sets compensation for our senior executives.
●	Performs an annual review of our compensation philosophy, executive compensation programs and the performance of senior executives, including our named executive officers (“NEOs”).
●	Evaluates annually whether there are any risks associated with our executive compensation program.
●	Oversees succession planning for senior management.
●	Reviews compensation and benefit plans and policies generally, including with respect to compensation of our senior executives and other employees.
●	Reviews programs and strategies with respect to human capital management, including with respect to talent recruitment, development and retention, employee engagement and workforce composition.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Each member of our Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 under the Exchange Act.

The Compensation Committee Report is included on page 40.

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Governance and Corporate Responsibility Committee
Kenneth J. Bacon (Chair)
Members Madeline S. Bell Jeffrey A. Honickman	Meetings in 2024: 5

Key Responsibilities

●	Provides general oversight of corporate governance.
●	Oversees culture of compliance and ethical business conduct, including compliance program.
●	Reviews significant legal and regulatory compliance risks, such as privacy, AI and data governance.
●	Oversees, monitors and receives reports on workplace harassment and discrimination matters.
●	Reviews and assesses our corporate social responsibility report and significant environmental and social issues, risks and trends.
●	Oversees our approach to political and lobbying activities, including by receiving periodic reports on our political contributions, lobbying and trade association activities.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Board and Committee Strategy and Risk Oversight Responsibilities

Our Board and its committees provide guidance to and oversight of management with respect to our business strategy throughout the year. Various elements of strategy are discussed at every Board meeting, and our management is charged with executing the business strategy and updating the Board on progress.

While active risk management and responsibility for disclosure controls is primarily the responsibility of our management, our Board understands the significant risks facing our company. Our Board, as a whole and through its committees, exercises an appropriate degree of risk oversight, including risks associated with the design and operation of disclosure controls. Our management, with involvement and input from our Board, performs an annual ERM assessment to identify and manage key existing and emerging risks for our company. Our ERM process assesses the characteristics and circumstances of the evolving business environment at the time and seeks to identify both the potential impacts to our company of a particular risk and the velocity with which the risk may manifest (e.g., rapidly in less than three months or more slowly in more than twelve months). Members of our disclosure committee participate in the ERM process, and the ERM output helps inform how we present the risks facing our company in the “Risk Factors” section of our Annual Report on Form 10-K, which is also reviewed with our Audit Committee.

Our senior executive management team has the overall responsibility for, and oversight of, our ERM process, and an ERM steering committee manages the process, with one or more senior business executives then monitoring and managing each of the identified risks. Regular business presentations and discussions throughout the year at the Board or its committees, both from management and external experts as appropriate, highlight significant relevant risks and exposures, including those listed below as core enterprise risks identified through our ERM process. In addition to the ERM process, our Corporate Chief Compliance Officer, who reports to our Chief Legal Officer, leads an annual compliance risk assessment process, which is presented to our Governance Committee.

Our Board and its committees exercise their respective roles in strategy and risk oversight in a variety of ways, as set forth below. We believe the Board as a whole is ultimately accountable for risk oversight, but various Board committees may lead and inform the Board with regard to specific risks. To that end, our full Board receives an annual presentation on the results of the core enterprise risks identified through our ERM process for Board-level oversight, with our Audit Committee overseeing the process by which we perform our ERM exercise. Certain risks may be addressed by both the Board and its committees (such as succession planning and cybersecurity) or only by our Board or a committee, depending on the subject matter and significance of a particular risk. If discussion of a risk is covered during a committee meeting, the committee chair reports on the committee’s discussion to the full Board for consideration and action when appropriate.

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Board of Directors
Oversight of Core Enterprise Risks
Competitive Risks	Reputational Risks	Succession Planning	Capital Allocation	Cybersecurity & Privacy	Legal & Regulatory

Audit Committee Oversight of: ●ERM assessment process ●Financial reporting and accounting matters ●Internal and disclosure controls ●Financial risks ●Cybersecurity and business continuity
Compensation & Human
Capital Committee
Oversight of:
●Executive compensation program
●Nonemployee director compensation
●Human capital management, including talent recruitment, development and retention, employee engagement and workforce composition

Governance & Corporate
Responsibility Committee
Oversight of:
●Corporate governance
●Compliance, legal and regulatory matters, including privacy, AI and data governance
●Harassment and discrimination matters
●Political and lobbying activities
●Significant environmental and social issues, risks and trends

Corporate Governance Practices, Policies and Processes

Corporate Governance Highlights

As described in more detail elsewhere in this proxy statement, below are highlights of our corporate governance structure.

Board Independence/Composition
●Strong Lead Independent Director, with defined role and responsibilities
●All but one of our director nominees are independent
●Director tenure considered in annual Board director independence determinations
●All members of Board committees are independent
●Opportunity for executive sessions at every Board and committee meeting
●Compensation Committee directly retains independent compensation consultant

Board Performance
●Annual Board and committee evaluations
●Board/committee oversight of strategy, significant company risks and corporate responsibility matters
●Annual Board and Compensation Committee discussion of succession planning for CEO and senior executives
●Director education on key Company topics and issues, including as requested by independent directors

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Corporate Governance
●Added three new independent directors within past three years
●Average tenure of independent director nominees is 9.4 years
●Independent director retirement policy at age 75
●Director “overboarding” policy
●Robust shareholder engagement program
●Annual director elections
●Proxy access bylaw
●Recoupment (“clawback”) policy for executive compensation
●No automatic acceleration of vesting in connection with a change in control

Stock Ownership Requirements
●Robust stock ownership requirements for executive officers and nonemployee directors
—CEO = 10x salary
—President = 5x salary
—Other executive officers = 3x salary
—Nonemployee directors = 5x annual cash retainer
●No dividend equivalents paid on unearned restricted stock units (“RSUs”) or on any stock options
●Insider trading policies prohibit hedging and pledging Comcast stock

Succession Planning

Ensuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, the Board discusses succession planning for our CEO and the remainder of our senior executive management team in private sessions at most of its regularly scheduled meetings. To help fulfill the Board’s responsibility, our Compensation Committee is required, pursuant to our corporate governance guidelines, to ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. Our corporate governance guidelines also require that our Compensation Committee ensures that we have appropriate succession planning for the remainder of our senior executive management team, including our NEOs. Each year, our Board and Compensation Committee formally discuss succession planning for our senior executive management team and their respective direct reports.

Board and Committee Evaluations

Every year, our Board and each of its committees perform a self-assessment to evaluate their effectiveness. As part of these assessments, each director completes a detailed questionnaire for the Board and any committees on which he or she serves, addressing topics such as Board structure and composition, Board responsibilities, Board meetings and materials, Board and management interactions and ethics and compliance. The questionnaire seeks both quantitative-based responses and general comments. The Governance Committee reviews and approves the process and the questionnaires to be used, with outside counsel also reviewing the questionnaires. The results of the assessments are compiled anonymously and are reviewed and discussed with the Board and the Governance Committee (as it relates to both the Board and all committees) and each committee (as it relates to such committee). In addition to the formal evaluation process, directors provide feedback on the Board’s and its committees’ performance on an ongoing basis. The Governance Committee develops action plans for items that may require follow-up, and it also coordinates recommendations for key business and director educational topics for the following year’s Board and committee meeting agendas.

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Corporate Governance Guidelines and Code of Conduct

Our Board has adopted corporate governance guidelines that address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We also have a code of conduct that applies to all of our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct applicable to our executive officers and directors are posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by SEC or Nasdaq rules.

Shareholder Engagement

We have an active, broad-based and year-round investor relations outreach program to solicit input and to communicate with members of the investment community on a variety of topics. In addition to our regular investor relations program that reviews our business and strategy with buy-side investors and sell-side securities analysts, we also engage with investors on various corporate governance, compensation, environmental and social topics. This dialogue provides an opportunity to discuss governance matters generally, including our directors’ skills and tenure, Board oversight roles and responsibilities, corporate responsibility initiatives and executive compensation.

The key elements of our investor relations outreach program in 2024 are below:

Governance and Corporate Responsibility Engagements Annual Meeting Outcomes from Investor Feedback Investor Relations Year-Round Engagement COMCAST SHAREHOLDER OUTREACH
●Focused, one-on-one meetings with over 30 investors representing over 50% of Class A common stock and senior management — and, at times, independent directors — on a range of governance, compensation and other corporate responsibility matters, as well as general business and strategy updates
●Outreach to proxy advisory firms

●Live webcasts of quarterly earnings presentations
●Live webcasts of CEO, President, CFO and other business leaders speaking at investor conferences
●Met with over 300 institutional investors on strategy and business results through a combination of in-person and virtual meetings
●Outreach to proponents of shareholder proposals before proxy statement filed ●Meetings with investors to discuss annual meeting proposals ●Review and consider shareholder voting results

Our Board has established a process for shareholders and other interested parties to communicate with its members. Correspondence may be addressed to the Board, the Lead Independent Director, any other particular director, any committee of the Board or any other group of directors, in care of Thomas J. Reid, Secretary, Comcast Corporation, at the mailing address provided on page 61 or the following e-mail address: audit_committee_chair@comcast.com. The Secretary, or his designee, promptly reviews all such correspondence and, as appropriate, forwards it to the Board or other addressee based on the subject matter of the correspondence. Any such correspondence relating to accounting, internal accounting controls or auditing matters is handled in accordance with procedures established by the Audit Committee.

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Audit Committee Matters

Proposal 2:
Ratify Appointment of Independent Auditors
Our Board unanimously recommends that shareholders vote “FOR” ratifying the appointment of Deloitte & Touche LLP as our independent auditors.

Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) its quality of service provided on prior audits, (iii) evaluations of Deloitte by our management and internal auditors, (iv) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (v) the length of time Deloitte has served as our independent auditors and (vi) the quality and depth of Deloitte and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2025. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2024 and 2023.

	2024	2023
	($ IN MILLIONS)
Audit fees	30.9	26.9
Audit-related fees	2.4	1.3
Tax fees	0.7	0.6
All other fees	—	—
Total	34.0	28.8

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory, regulatory or contractual requirements.

Audit-related fees consisted of fees paid or accrued for financial due diligence services and attestation services. In 2024, these services include the audit of financial statements in connection with the proposed spin-off.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. There were no fees paid or accrued in 2024 and 2023 for tax planning.

Other fees included fees paid or accrued for subscription services.

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Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the Committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $1 million in a single engagement or series of related engagements, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

Report of the Audit Committee

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of the applicable rules of the SEC and The Nasdaq Stock Market LLC. Each member also is financially literate for audit committee purposes under the Nasdaq rules, and the Board has concluded that Jeffrey A. Honickman and Asuka Nakahara qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.cmcsa.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, the financial reporting process and internal control over financial reporting. Deloitte, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled in-person meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including the presentation of non-GAAP financial information and critical accounting estimates) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies, practices and assessments with respect to significant financial risks and significant business risks, including cybersecurity, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors critical audit matters identified during the course of the audit and other matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) and SEC rules.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Among other things, in our discussions with the independent auditors, we sought their perspectives on the appropriateness of the accounting principles selected by management and their assessment of risk in financial reporting.

Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters required to be discussed by the applicable requirements of the PCAOB and SEC, and received written disclosures from the independent auditors required by applicable PCAOB rules regarding their independence. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence. Based on the reviews and discussions referred to above, we recommended

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to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2025 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the quality of service provided on prior audits, the results of an evaluation of Deloitte by Comcast’s management and internal auditors and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of Comcast’s businesses. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2025 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

Jeffrey A. Honickman (Chair)
Louise F. Brady
Wonya Y. Lucas
Asuka Nakahara

Proposal 3:
Increase Share Authorization Under Comcast-NBCUniversal 2011 Employee Stock Purchase Plan
Our Board unanimously recommends that shareholders vote “FOR” increasing the share authorization under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, as amended and restated.

On February 23, 2011, our Board adopted the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (the “ESPP”), which was amended and restated in accordance with its terms on March 18, 2011. Our shareholders approved the ESPP in 2011, 2012 and, most recently, in 2016. The ESPP was adopted for the benefit of eligible employees of NBCUniversal and certain of its subsidiaries and is similar to the Comcast Corporation 2002 Employee Stock Purchase Plan in nearly all respects. The ESPP provides for broad-based eligibility; however, because it excludes participation by certain workers covered by collective bargaining agreements, certain workers classified as “temporary” or intermittent employees and workers based outside of the United States, the plan cannot satisfy the employee eligibility requirements of Section 423 of the Internal Revenue Code. Due to the participation of our employees in the ESPP, the current authorized share pool of 24.2 million shares under the plan is nearly exhausted. As a result, on February 25, 2025, the Compensation Committee approved an amendment to the ESPP to increase the number of shares available for issuance by 10 million from 24.2 million to 34.2 million.

Description of the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan

The following is a summary of the material features of the ESPP, as amended and restated. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the ESPP, which is attached as Appendix B to this proxy statement.

Eligibility. In general, a full-time employee or part-time employee working at least 20 hours per week at NBCUniversal or a participating subsidiary is eligible to participate in the ESPP if he or she has been continuously employed for at least 90 days as of the first day of an offering period. A part-time employee working less than 20 hours per week is generally eligible to participate in the ESPP if he or she has been continuously employed by NBCUniversal or its predecessors for at least one year as of the first day of an offering period. However, the following individuals are not eligible to participate in the ESPP:

●	an individual covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in the ESPP;
●	unless otherwise provided by the terms of the ESPP, an individual who is not on a United States employee payroll of a participating company or an individual with respect to whom the participating company does not report such individual’s compensation as wages on Form W-2;

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●	an individual who has entered into an agreement with a participating company that excludes such individual from participation in employee benefit plans of a participating company;
●	an individual who is not classified by a participating company as an employee of the participating company, even if such individual is retroactively recharacterized as an employee by a third party or a participating company;
●	except as otherwise provided by the Compensation Committee, an individual whose principal work location is outside of the United States; and
●	an individual whose employment is classified by the participating company with which such individual is employed as an internship, or as “temporary” or “intermittent,” all in accordance with uniformly applied personnel policies.

The following subsidiaries of NBCUniversal are excluded from participating in the ESPP:

●	those subsidiaries of NBCUniversal that are specifically excluded as participating companies by the Board, the Compensation Committee or their delegate;
●	those subsidiaries that are organized under the laws of a jurisdiction outside of the United States, except for those subsidiaries designated in the ESPP; and
●	those subsidiaries that are a “Participating Company” under the Comcast Corporation 2002 Employee Stock Purchase Plan, unless otherwise provided by the Compensation Committee.

Approximately 53,000 employees are currently eligible to participate in the ESPP. None of our executive officers is eligible to participate in the plan.

Shares Subject to the Plan. In the aggregate, 24.2 million shares of Class A common stock are available for purchase under the ESPP, subject to adjustment in the event of certain corporate events. As of the close of business on February 18, 2025, of this aggregate amount, 19,707,421 shares had been issued and 4,492,579 shares remained available for grant under the ESPP. Shares deliverable under the ESPP may consist of either treasury shares or originally issued shares. As of February 18, 2025, the fair market value of a share of Class A common stock was $36.35.

Administration. The ESPP is administered by the Compensation Committee. The Board and the Compensation Committee have authority to interpret the plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the plan. Pursuant to its delegation authority under the plan, the Compensation Committee has delegated certain of its administrative duties, subject to its review and supervision, to Michael J. Cavanagh, our President.

Adjustments. If shares of Class A common stock are exchanged for a different number or kind of shares of our company through merger, recapitalization, stock dividend, stock split or other similar capital adjustments, the Board or the Compensation Committee will make such adjustments as it deems appropriate. The Board or the Compensation Committee’s determination will be binding for all purposes of the ESPP.

Participation in the Plan. The ESPP enables participants to purchase shares of Class A common stock during certain offering periods, which generally encompass a calendar quarter. To become a participant in the plan, an eligible employee must file an election form in accordance with the terms and conditions set forth in the plan. On his or her election form, the participant will designate the percentage of eligible compensation (which can be no more than 10% with respect to each payroll period during the offering period) he or she would like to have credited to his or her account under the plan. No participant can purchase shares having more than $25,000 in fair market value (as determined on the same basis as if the plan were subject to Section 423(b)(8) of the Internal Revenue Code) each calendar year under this ESPP (and the Comcast Corporation 2002 Employee Stock Purchase Plan). At the end of each offering period, amounts credited to this account will be used to purchase shares. Shares so purchased will be credited to a brokerage account established by us. The purchase price per share of Class A common stock will be 85% of the lesser of the fair market value per share on the first day of the offering period or the last day of the offering period.

If the total number of shares of Class A common stock which participants have elected to purchase on the last day of the offering period exceeds the maximum number of shares of Class A common stock available under the ESPP, the Board or the Compensation Committee will make a pro rata allocation of shares available for delivery and distribution in as uniform a manner as practicable, and the unapplied account balances will be returned to participants as soon as practicable following the last day of the offering period.

During an offering period, the amount of payroll deductions may not be changed, but may be discontinued. A participant may change the amount of payroll deductions for subsequent offerings by giving notice of such change on or before the 15th day of the month immediately preceding the first day of the offering period for the offering for which

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such change is effective. A participant may discontinue his or her participation in the ESPP by providing notice at any time before the end of an offering period. In addition, a participant’s payroll deductions will be discontinued to the extent required in connection with the participant’s hardship withdrawal under the rules of any plan, program or arrangement pursuant to which discontinuance of contributions to the plan may be required in connection with a participant’s hardship withdrawal. All amounts credited to the account of a participant who discontinues payroll deductions will be applied to the purchase of shares of Class A common stock in accordance with the regular terms of the plan, and no further payroll deductions will be made with respect to the participant. A participant who is required to discontinue payroll deductions resulting from a hardship withdrawal will not be eligible to participate for the offering periods for which they are suspended from the Comcast Corporation Retirement-Investment Plan.

Upon termination of employment, all amounts credited to a participant’s account will be delivered to the participant or his or her successor in interest (in the case of death). No interest will be paid with respect to payroll deductions made or amounts credited to any account under the plan.

Transferability. A participant’s rights under the ESPP may not be transferred or assigned to any other person during the participant’s lifetime. After shares have been issued and credited to a participant’s brokerage account under the ESPP, such shares may be assigned or transferred in the same manner as any other shares. However, the Board or the Compensation Committee may, in its discretion, require that participants satisfy a minimum holding period following the purchase of shares before those shares may be sold or transferred, and the Compensation Committee has established a mandatory one-year holding period with respect to shares purchased pursuant to the ESPP. The holding period will not apply to shares used to pay withholding taxes pursuant to the plan or to shares credited to the account of a participant who has terminated employment due to death or disability.

Amendment or Termination. The ESPP does not automatically terminate on any particular date. However, the Board or the Compensation Committee has the right to amend or terminate the ESPP at any time without notice. Upon any termination, all unapplied payroll deductions will be distributed to participants, and no amendment will affect the right of a participant to receive his or her proportionate interest in the shares of Class A common stock or unapplied payroll deductions. We may seek shareholder approval for a plan amendment if required by applicable law.

New Plan Benefits. Because benefits under the ESPP depend on participants’ elections to participate in the plan and the fair market value of shares of Class A common stock at various future dates, it is not possible to determine future benefits that will be received by employees under the plan, and none of our executive officers or directors are eligible to participate in the plan.

Federal Income Taxation

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to participation in the ESPP. This summary deals with the general tax principles that apply to participation in the ESPP and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

Under the Internal Revenue Code, a participant will not have taxable income upon the grant of a right to purchase shares under the ESPP. Upon purchase of shares, the participant will be required to include in income an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price, and NBCUniversal or the participant’s participating employer will be entitled to a corresponding tax deduction. If the shares are sold or exchanged, the participant’s basis in such shares will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares.

Registration with the SEC

If our shareholders approve the ESPP, we will file a Registration Statement on Form S-8 with the SEC to register the shares available for issuance under the ESPP.

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Executive Compensation

Proposal 4:
Advisory Vote to Approve Executive Compensation
Our Board unanimously recommends that shareholders vote “FOR” approval of the compensation of our NEOs.

The following proposal gives our shareholders the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed below.

We encourage shareholders to review detailed information on our executive compensation program and the 2024 compensation of our NEOs as set forth in “Executive Compensation – Compensation Discussion and Analysis,” starting below. Shareholders are being asked to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Comcast Corporation’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, this vote is advisory in nature, and, therefore, is not binding on us or our Board. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

We currently conduct advisory votes to approve the compensation paid to our NEOs on an annual basis.

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices, our compensation program’s alignment with our performance and the 2024 compensation decisions for our NEOs set forth in the Summary Compensation Table.

Executive Overview

Overall Performance

Our Board credits our senior leadership team for their successful leadership over the past year, despite intense competitive challenges across our businesses and headwinds from ending the federal government’s Affordable Connectivity Program in 2024, which had enabled qualifying lower-income customers to apply a financial subsidy to broadband services. As described above in “About Comcast – 2024 Performance Overview,” our 2024 consolidated financial results were solid, with contributions from across our company and with continued investment in our key areas of growth for the future – residential broadband, wireless, business services connectivity, theme parks, streaming and premium content in our studios. At the same time, we maintained a healthy balance sheet and returned significant capital to shareholders.

Our NEOs worked collaboratively with our businesses on key strategic initiatives such as driving our broadband network upgrade that will ultimately deliver multi-gigabit symmetrical speeds across our footprint, increasing wireless lines, further growing our business services businesses, growing our Peacock revenue and lowering its operating losses, creating leading box office films and preparing for the May 2025 opening of Epic Universe, our new theme park in Orlando, Florida. We also announced our intention to spin off a strong portfolio of cable television networks and complementary digital assets to our shareholders in a tax-free transaction, subject to customary conditions, seeking to position both the new company and our remaining NBCUniversal media businesses to better compete in the evolving media industry landscape. Our leadership team also supported our stakeholders, including our employees, customers and the communities where we operate. From our dedication to advancing digital opportunity by providing more people with the tools and resources they need to succeed in a digital society, to our ongoing efforts in community impact, environmental sustainability and strengthening our workplace culture of respect for others, our senior leadership team reinforced our company’s commitment to doing what’s right while emphasizing our commitment to act with integrity.

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2024 Compensation Overview

Our executive compensation program is designed to align our NEOs’ compensation with our shareholders’ interests and our long-term strategic goals and to ensure that we pay for performance. In making compensation decisions for 2024, the Compensation Committee considered, among other things, the strong performance of our NEOs in successfully managing our company for the long term and market compensation paid by other similarly situated companies.

As a result of our compensation design, the vast majority of our NEOs’ compensation is performance-based, strongly aligning NEO compensation with shareholder interests.

2024 CEO COMPENSATION MIX	2024 AVERAGE NEO COMPENSATION MIX (EXCLUDING CEO)

93% Total Performance-Based	87% Total Performance-Based

Salary, Annual Cash Bonus, Stock Options, PSUs, Other

Key executive compensation decisions in respect of 2024 compensation are discussed in detail below under “Our Approach to Compensation” and “Compensation Decisions.”

Shareholder Feedback on Executive Compensation

The Compensation Committee and our management team are committed to continued engagement with shareholders, including through our shareholder engagement described on page 21, to understand their viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. Our executive compensation program design reflects meaningful changes made in 2021 in response to shareholder feedback, which we believe shareholders continue to view favorably, as reflected by shareholders approving on an advisory basis the 2023 compensation of our NEOs by 89% of the votes cast at our 2024 annual meeting.

The Compensation Committee discussed and evaluated our executive compensation program and considered our annual say-on-pay advisory voting results with Korn Ferry, its independent compensation consultant. The Compensation Committee believes that its decisions are consistent with our compensation philosophy and objectives and that those compensation decisions align the interests of our NEOs with our long-term goals and the interests of our shareholders without incenting inappropriate risk taking.

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Executive Compensation Best Practices

What We Do	What We Don’t Do
✓Employ rigorous PSU and annual cash bonus performance conditions.
✓Maintain robust stock ownership guidelines. A person not in compliance cannot sell or otherwise dispose of stock until the ownership requirement is met.
●CEO = 10x base salary
●President = 5x base salary
●Other executive officers = 3x base salary
●Nonemployee directors = 5x annual cash retainer
✓Prohibit executive officers and directors from (i) pledging Comcast stock as collateral or holding it in margin accounts and (ii) using any strategies or products to hedge against potential changes in the value of our stock.
✓Have an incentive compensation recoupment (or “clawback”) policy applicable to our executive officers.
✓Compensation Committee directly engages Korn Ferry as its own independent compensation consultant.
✓Use net-settled options, which results in fewer shares issued and less dilution to our shareholders than stock options exercised with a cash payment.
✓Use relatively long vesting periods for our time-vesting equity awards to promote retention and emphasize longer term shareholder alignment.

✕Do not permit the repricing of options of any kind.
✕Do not maintain any defined benefit pension plans or supplemental executive retirement plans for our NEOs.
✕None of our equity plans has automatic (“single-trigger”) accelerated vesting provisions in connection with a change in control. Mr. Roberts’ employment agreement has a “double-trigger” change in control provision. No other NEO has change in control provisions in their employment agreement.
✕Do not pay dividends or dividend equivalents in respect of any unearned PSUs or RSUs or on any stock options.
✕Do not provide for any excise or other tax gross-ups for our executive officers.

Our Approach to Compensation

In designing our compensation program, we evaluate both our business objectives and the need to attract and retain uniquely talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive, technological and regulatory environments in which we operate. We employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of our executives with the creation of shareholder value.

●	In addition to fixed compensation, we provide short-term and long-term performance-based compensation that includes Company-specific performance goals, as well as relative performance goals that measure our shareholder value creation relative to market performance.
●	To motivate and retain our executives, we provide pay opportunity levels that are highly competitive.
●	Our short-term annual bonus program includes quantitative financial performance goals that are based, in part, on consolidated budgets that are prepared annually and take into consideration the cyclicality of working capital in our business, capital spending plans for the upcoming year and other relevant factors. We balance out our annual bonus program by also incenting attainment of operating performance goals and key stakeholder and sustainability initiatives.
●	Our 2024 annual long-term incentive program is composed of grants of PSUs and stock options. PSUs awarded in 2024 have meaningful performance conditions for vesting measured over a cumulative three-year period based on two relative performance metrics relating to Adjusted Earnings Per Share (“EPS”) growth and Total Shareholder Return (“TSR”) as well as an absolute Return on Invested Capital (“ROIC”) performance metric. Stock options are inherently aligned with shareholders and are performance-based in that our stock price must appreciate for the options to deliver any value.

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●	The financial quantitative metrics used in our 2024 incentive compensation programs generally reflect those used internally to measure our performance and externally to report to investors. Many of these measures are tied to cash generation and capital efficiency and balance over both the short-term and the longer-term profitable growth and shareholder value creation. The financial metrics used in our 2024 executive compensation program are set forth below.

Annual Cash Bonus	Revenue	Serves as the top line component to cash generation
	Adjusted EBITDA	Reflects the operational performance of our businesses, taking into account the costs of operating these businesses
	Free Cash Flow	Measures, among other things, cash remaining after capital investments that allows us to repay indebtedness, make strategic investments and return capital to shareholders
Long-Term Incentive Program	Average ROIC	Measures how well capital (equity and debt) is used to generate earnings over a three-year period
	Relative Adjusted EPS Growth	Measures earnings performance compared to other S&P 100 companies over a three-year period
	Relative TSR	Measures total company achievement of shareholder returns compared to other S&P 100 companies over a three-year period

Design and Structure of 2024 Executive Compensation Program

Elements of Compensation

We view our executive compensation program for 2024 on a “portfolio” basis to appropriately balance various compensation elements that motivate and reward our NEOs for their performance and creation of long-term shareholder value.

TYPE	ELEMENT	WHY WE USED IT	COMPENSATION HIGHLIGHTS
Fixed	Base Salary	●Necessary to attract and retain our NEOs. ●Serves as a baseline measure of an NEO’s value. ●Guaranteed compensation in exchange for investing in a career with us.	●Salary level is based on individual performance, experience, market data, position within the organization and duties and responsibilities.
Variable, Short-Term, Performance -Based	Annual Cash Bonus
●Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.
●Target bonus is based on the Compensation Committee’s assessment of the optimal mix of fixed vs. variable cash compensation.
●Supports our objective that NEOs must balance achieving current year (short-term) goals with long-term value creation.

●Based on objective quantitative financial performance metrics and quantitative and qualitative goals relating to key operating performance goals.
●Includes a qualitative portion based on stakeholder and sustainability initiatives.

Variable, Long-Term, Performance -Based	Annual PSU Grants
●Fosters a long-term commitment and motivates executives to improve the long-term market performance of our stock.
●Links the NEOs’ decision-making with the long-term outcomes of those decisions.
●Creates a meaningful retention tool and ties value ultimately realized to longer-term performance.

●Cliff vest after three years.
●Vesting is dependent upon achievement of absolute and relative performance metrics established at the beginning of the three-year period.
●Ultimate value of shares acquired upon vesting depends on attainment of metrics and stock price.

Annual Stock Option Grants
●Motivates the long-term market performance of our stock and the creation of sustained shareholder value.
●Relatively long vesting period creates a significant retention tool and emphasizes longer-term shareholder alignment.
●100% aligned with shareholder interests.
●Vest ratably over a five-year period. ●Stock price must appreciate for stock options to deliver any value. ●Options are net settled, resulting in fewer shares issued upon exercise.

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Compensation Decisions

Base Salary

The Compensation Committee did not increase the base salaries of Messrs. Roberts and Cavanagh or Ms. Khoury in 2024. The Compensation Committee increased Mr. Armstrong’s base salary to $2 million effective January 2024 and Mr. Reid’s base salary to $1.9 million effective January 2024 pursuant to his new employment agreement.

Annual Cash Bonus

Our short-term incentive program includes meaningful performance-based elements tied to financial goals, as well as incentives for attainment of operational goals tied to key strategic initiatives and key stakeholder and sustainability initiatives.

●The target bonus opportunity, as a percentage of salary, in 2024 was 300% for Messrs. Roberts and Cavanagh, 250% for Mr. Reid, 200% for Mr. Armstrong and 150% for Ms. Khoury.
●Below are the target weightings for each element of the annual cash bonus plan for our NEOs in 2024. The maximum bonus achievable was 192.5%, based on a maximum weight of 140% for the three financial metrics plus 30% for operating performance goals and 22.5% for stakeholder and sustainability-related goals.

Financial (70%)	Operating Performance (15%)*	Stakeholder & Sustainability Initiatives (15%)*

●Adjusted EBITDA (35%) ●Free Cash Flow (25%) ●Revenue (10%)	●Alignment with Long Range Plans ●Organizational Collaboration ●Operational Agility	●Advancing Digital Opportunity ●Environmental Sustainability ●Company Culture
*	Metrics are not individually weighted and are considered collectively on a holistic basis.

Financial Metrics and Results

The performance ranges below were used as the financial performance metrics for the NEOs’ 2024 target bonus. Achievement for each financial metric would be zero if performance is below the minimum threshold of the metric’s range, with potential payouts ranging from 14% if achievement for each financial metric is at the bottom of the range to a maximum of 140% if achievement for each is at the top of the range. See “2024 Performance Overview” above for a description of our strong financial performance in 2024.

Performance ranges were based on meeting our enterprise-wide consolidated operating budget, which takes into account the cyclicality of working capital, capital spending plans for the upcoming year, target product rollout numbers and other relevant factors.

	2024 PERFORMANCE RANGE(1) ($ IN BILLIONS)	2024 ACTUAL ACHIEVEMENT(2)
Adjusted EBITDA	36.598 – 42.378	33%
Free Cash Flow	11.585 – 17.719	37%
Revenue	119.212 – 138.036	9%
Total		79%
(1)	Amounts reflected are on a consolidated basis and have been adjusted to reflect Sky results on a constant currency basis.
(2)	Achievement percentages are interpolated between specified achievement levels and are presented based on the maximum weighted levels of achievement described in the section immediately above (i.e., achievement of the target performance for the three metrics would total 70% (Adjusted EBITDA: 35%; free cash flow: 25%; and revenue: 10%)).

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Operating Performance Goals and Results

The Compensation Committee established operating performance goals in February 2024 that accounted for 15% of the 2024 target annual bonus, with potential payouts ranging from 0% to 30%. The Compensation Committee determined that achievement against these goals was 15% based on both quantifiable outcomes and a holistic evaluation of the NEOs’ performance, collectively and individually. The goals and related considerations for each of the operating goals are described below. Certain details about the performance of our operating goals are not disclosed due to competitive concerns.

GOALS	2024 OPERATING PERFORMANCE CONSIDERATIONS
Alignment with Long Range Plans	In 2024, we made progress towards achieving goals in our long range strategic plans around our key growth drivers and in managing our operations in light of an intensely competitive environment:
●Grew domestic broadband revenue by 2.9% and total residential connectivity revenue by 6.0% in our Residential Connectivity & Platforms business, even with heightened competitive pressure on subscriber additions.
●Expanded our domestic wireless subscriber base by more than 1.2 million lines, growing revenue by 16.6%.
●Business Services Connectivity, a margin accretive business, grew Adjusted EBITDA by 3.9%.
●NBCUniversal’s studios’ Adjusted EBITDA grew by 10.7% and we achieved a nearly $1 billion improvement in Peacock losses.
●Universal Theme Parks, though experiencing some temporary headwinds, continued to progress toward the opening of Epic Universe in May 2025.

Maximizing Potential for Organizational Collaboration
Our businesses continued their strong collaboration with one another and continued to streamline opportunities for growth and alignment.
Our technology teams around the world continue to collaborate on our global Entertainment OS platform. We also continue to work together across our complementary, high-performing business units to accelerate convergence in media and technology. For example, we executed extremely well across all of our businesses in our broadcast of the Paris Olympics. We also successfully executed the first exclusively streamed NFL Wild Card game on Peacock, with engineers across NBC Sports, Peacock and Connectivity & Platforms collaborating to deliver the largest ever viewing event on the internet in the United States at that time.

Operational Agility
We continued to invest in our network to support the increasing demands of our customers today and in the future, building out new miles of fiber, continuing our broadband network upgrade to increase speed capacity and enhance resiliency, and improving tools and technologies that help make our network faster and more reliable.
We created Universal Ads, a one-stop television advertising platform that simplifies the advertising buying process for premium video content, which we were uniquely able to create with our FreeWheel ad server business and NBCUniversal’s and Comcast Connectivity & Platforms’ advertising businesses.
NBCUniversal’s studios had a strong movie slate that included Despicable Me 4 and Wicked, and we continued on track toward the construction of Epic Universe, which will open in May 2025. NBC Sports delivered its most-watched year since 2016, highlighted by the Paris Olympics and Peacock’s first ever live streamed NFL playoff game.

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Stakeholder and Sustainability-Related Goals and Results

Stakeholder and sustainability-related goals accounted for 15% of the 2024 target annual bonus, with potential payouts ranging from 0% to 22.5%. The following goals were set by the Compensation Committee and performance against those goals was considered by the Compensation Committee in determining that achievement for 2024 was 15%. Our stakeholder and sustainability goals are not reduced to a specific metric or set of metrics, but rather are primarily based on the Compensation Committee’s independent and holistic evaluation of the NEOs’ efforts, collectively and individually, to further progress the key stakeholder and sustainability initiatives described immediately below.

GOALS	2024 PERFORMANCE CONSIDERATIONS
Advancing Digital Opportunity	We continued our strong leadership in advancing digital opportunity in 2024 by extending our network to new areas where reliable, high-speed internet services had been unavailable and participating in federal, state and local programs designed to expand broadband to unserved and underserved Americans. We also expanded connectivity options to support customers impacted by the end of the federal government’s Affordable Connectivity Program in 2024, which had enabled qualifying lower-income customers to apply a financial subsidy to broadband services. In addition, we continued our direct investment in community-based initiatives and programs to launch, support and scale digital navigator programs across the country. Digital navigators are trusted individuals affiliated with local nonprofits, educational institutions and governmental organizations who are trained to help more people get online, secure a device and build digital skills.
Company Culture	In 2024, we continued efforts around maintaining a workplace culture of respect and integrity that emphasizes respect for others and intolerance of harassment and discrimination and that helps grow our talent pipeline. Our annual employee engagement survey reflected strong results in categories covering integrity and respect and overall satisfaction of working at our company.
Environmental Sustainability	We continued to work toward our goal to be carbon neutral by 2035 for Scope 1 and 2 greenhouse gas emissions across our global operations, reducing such emissions by 31% from our 2019 base year through year-end 2023 and submitting our near-term science-based greenhouse gas reduction targets to the Science-Based Targets initiative for validation.

2024 NEO Performance

The Compensation Committee also evaluated each NEO’s overall management and leadership of our company in connection with its determination of overall achievement of, and progress toward, our 2024 operational and stakeholder goals.

Brian L. Roberts	Mr. Roberts provided invaluable long-term vision and stability as he continued to lead the execution of our company’s strategy worldwide, especially in light of competitive challenges. Under his leadership along with Mr. Cavanagh, we announced our intention to spin off a strong portfolio of cable television networks and complementary digital assets in a tax-free transaction expected to be completed in 2025. Mr. Roberts sets the tone for our businesses to execute at the highest level and to continue their strong collaboration. Mr. Roberts continues to thoughtfully develop key senior leadership talent and has continued our company’s commitment to advancing digital opportunity, a culture of integrity and respect and environmental sustainability.
Michael J. Cavanagh	Alongside Mr. Roberts, Mr. Cavanagh led the successful execution of key decisions on critical strategic and operational initiatives across all of our businesses, including the spin-off. He also provided strong leadership to NBCUniversal, including the strategic vision to position the spun-off company and our remaining NBCUniversal media businesses to compete better in the evolving media industry landscape. NBCUniversal’s businesses had strong results, with Peacock growing revenue and mitigating its Adjusted EBITDA losses by nearly $1 billion and Universal Studios being the #2 film studio at the worldwide box office.

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Jason S. Armstrong	Mr. Armstrong provided strong leadership of our finance, accounting, tax, investor relations and treasury functions. He led our overall long-range planning process, helping to ensure it supports our growth initiatives, and continued our company’s longstanding focus on capital allocation strategies and capital spending priorities, balance sheet strength and liquidity. Under his leadership, we continued to invest in our business priorities such as our broadband network upgrade and footprint expansion and construction of Epic Universe, while returning $13.5 billion to shareholders through a combination of dividends and our share repurchase program.
Thomas J. Reid	Mr. Reid demonstrated strong leadership of our company’s global legal functions, providing expert counsel and sound judgment to our company on a wide variety of matters. Mr. Reid also provided valuable leadership of our government and regulatory affairs and political affairs functions as the changing political and regulatory environment affects our long term plans in our highly regulated businesses. He also led a multi-industry group in a successful legal challenge to the FCC’s reclassification of broadband as a “common carrier” service. Under his leadership, we also undertook various initiatives in connection with the implementation of the Infrastructure Investment and Jobs Act, which provides federal subsidies for broadband deployment in unserved and underserved areas and broadband affordability programs. He leads with, and continuously reinforces, his commitment to integrity and respect.
Jennifer Khoury	Ms. Khoury provided critical global communications leadership, successfully overseeing corporate marketing and brand advertising, as well as the external, internal, financial, government and digital communications functions for our company. Additionally, as our company navigated a complex and competitive landscape, Ms. Khoury served as a key advisor to our executive leadership teams across the Connectivity & Platforms and Content & Experiences businesses. She was also instrumental in driving communications for significant company moments that contributed to our business’ achievements, including the successful 2024 Paris Olympics and numerous product rollouts and initiatives that were instrumental in supporting our company’s growth priorities.

2024 Bonus Achievement

As a result of our strong performance during 2024, and the NEOs’ performance described above, the Compensation Committee determined that the total achievement of the annual cash bonus was 109% of target. However, prior to any such determination, Messrs. Roberts and Cavanagh requested that they not receive more than 100% of their target bonuses. After considering this request, the Compensation Committee determined that bonus amounts for 2024 were as follows.

	ROBERTS	CAVANAGH	ARMSTRONG	REID	KHOURY
Total Paid (% of Target)	100%	100%	109%	109%	109%
Total Cash Bonus Paid	$7,500,003	$7,500,003	$4,351,616	$5,172,265	$2,452,500

Equity-Based Incentive Compensation

The Compensation Committee believes that the structure of our equity-based compensation program reinforces our performance culture and incents long-term shareholder value creation. Our 2024 equity compensation program for NEOs continued to consist of a mix of both PSU awards and stock options, although the composition of PSUs and stock options changed from 60% PSUs and 40% stock options to 75% PSUs and 25% stock options. After taking into account feedback from our shareholders, advice from the Compensation Committee’s independent compensation consultant as well as practices at our peer group companies and the broader market, the Compensation Committee has decided that our 2025 annual equity compensation program for NEOs will consist entirely of PSUs.

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The table below reflects the key features of our annual equity compensation program for 2024.

KEY FEATURES	2024 EQUITY COMPENSATION PROGRAM
PSUs (approximately 75% of long-term equity incentive award)
●Three-year cumulative performance period, with all performance goals measured over the three-year period.
●Cliff-vests based on payout levels three years following grant.
●PSUs earned based on achievement of two primary performance metrics, each weighted 50%: (1) absolute ROIC and (2) relative Adjusted EPS growth compared to the S&P100.
●Attainment of primary performance metrics is subject to a relative TSR modifier compared to the S&P 100, with no positive modifier applied if TSR is negative over the performance period.
●Potential payout of up to 250% of target, which rewards for outperformance against rigorous goals and significant returns to our investors.

Stock Options (approximately 25% of long-term equity incentive award)	●Stock options vest ratably over a five-year period to reinforce a long-term focus. ●Stock price must appreciate for stock options to deliver any value.

We believe that our PSU structure ties a meaningful portion of each NEO’s compensation to our long-term financial performance and closely aligns the interests of our NEOs with shareholders, with the ROIC and relative Adjusted EPS growth metrics serving as meaningful inputs to value creation and the relative TSR modifier providing an output measure of value creation. The combination of these performance metrics, together with the financial metrics (revenue, Adjusted EBITDA and Free Cash Flow), operating performance goals and the evaluation of stakeholder and sustainability initiatives under our annual cash bonus program, provide company-specific performance goals that are directly linked with our NEOs’ management of our company, while also satisfying shareholder return expectations.

In determining the total value of equity-based compensation, the Compensation Committee considers, among other things, the overall performance mix of an NEO’s total direct compensation and the value of awards made to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

PSUs

2024 PSU Awards

PSUs granted in 2024 have two equally weighted primary performance metrics that are each measured over a cumulative three-year performance period beginning January 1 in the year of grant:

●	ROIC: measured on an absolute basis for each year during the three-year period and averaged to yield an average ROIC for the cumulative three-year period.
●	Relative Adjusted EPS Growth: compound annual growth rate measured on a relative basis at the end of the cumulative three-year performance period against the companies comprising the S&P 100 Index.

The ultimate payout of the PSUs will then be subject to a relative TSR performance modifier of +/- 25% based on the percentile ranking of our TSR over the three-year performance period relative to that of the companies comprising the S&P 100 Index (“Relative TSR Modifier”). The Relative TSR Modifier is -25% if our TSR ranking is at or below the 25th percentile. The Relative TSR Modifier is +25% if our TSR ranking is at or above the 75th percentile. The Relative TSR Modifier applies on an interpolated basis for performance between the 25th – 75th percentiles. We also apply an “absolute TSR cap” such that no positive modifier will be applied if absolute TSR is negative over the performance period (regardless of our relative TSR performance) to better align our NEO’s pay outcomes with shareholders’ returns. We believe this modifier more directly links our equity compensation program to shareholder returns by rewarding our executives for sustained market outperformance, as well as regulating payouts for underperformance, even if financial metrics are achieved at or above target.

The maximum payout under the PSU awards granted in 2024 is 250% of target (inclusive of the TSR modifier), which provides additional incentive for outperformance and is in recognition of the fact that a significant portion of our NEOs’ compensation is delivered in the form of at-risk PSU awards, the value of which may only be realized by our NEOs upon achievement of financial and shareholder return performance measures over a three-year period.

Earned PSUs will cliff-vest on the third anniversary of the date of grant, generally subject to continued employment through such date.

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Target values that the Compensation Committee approved for 2024 PSUs, which comprised 75% of the annual equity grant, are set forth below. These values are lower than the accounting values required to be set forth in the Summary Compensation Table as a result of certain assumptions and valuation methodologies required under applicable accounting standards.

NAME	PSUs ($)
Mr. Roberts	17,250,000
Mr. Cavanagh	13,125,000
Mr. Armstrong	6,375,000
Mr. Reid	5,137,500
Ms. Khoury	1,125,000

For more information on PSUs granted in 2024, see “Grants of Plan-Based Awards” table below.

Prior PSU Award Vestings

The three-year performance period for PSUs granted to Messrs. Roberts, Cavanagh and Reid in 2022 concluded on December 31, 2024. The performance achieved resulted in a total payout of 143% of the target number of PSUs.

PERFORMANCE METRIC	PERFORMANCE PERIOD: 2022-2024
	Actual Achievement	Payout (% of Target)
ROIC (50%)	11%	200%
Relative Adjusted EPS Growth (50%)	70th percentile	180%

The combined PSU payout percentage based on the above levels of ROIC and Relative Adjusted EPS Growth achievement was 190%. The Relative TSR Modifier was -25% based on a 19th percentile ranking relative to the S&P 100 Index during the three-year performance period, which was then applied to the combined payout percentage. Details about the ROIC potential payout ranges are not disclosed due to competitive concerns.

Mr. Armstrong and Ms. Khoury were not awarded PSUs in prior years when they were not NEOs, and as such, only had time-based vesting of previously granted RSUs in 2024.

Stock Options

Approximately 25% of the target value of our NEOs’ 2024 equity awards was in the form of stock options, which vest 20% on each of the first five anniversaries of the grant date. While the stock options granted to our NEOs in 2024 do not have any express performance conditions, the value ultimately realized depends on the appreciation of our stock price from the date of grant, which further aligns our NEOs’ interests with those of our shareholders.

Procedures for Determining Compensation

Compensation Committee’s Role, Process and Assessments

The Compensation Committee approves the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and oversees broad-based cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

In 2024, the Compensation Committee reviewed for our NEOs:

●	Each element of our NEOs’ compensation for internal consistency.
●	Various analyses provided by its independent compensation consultant, including:
	●	an assessment of the composition of our peer groups;
	●	a competitive pay assessment (comparing NEO compensation to that of executives holding comparable positions at our peer group companies as disclosed in proxy statements and to broad groups of companies in published surveys, and analyzing components of pay compared to those of our peer group companies (e.g., target pay levels, fixed vs. variable, components of long-term equity));
	●	a financial performance review (comparing our performance relative to our peer group companies with respect to growth in Adjusted EBITDA and revenue as well as TSR, based on financial data from a third-party source);

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●	a compensation sharing analysis (analyzing the actual pay delivered to our NEOs as a percentage of our Adjusted EBITDA and Free Cash Flow as compared to our peer group companies);
●	an incentive compensation design analysis (analyzing various annual bonus and long-term incentive design elements); and
●	an analysis of equity dilution resulting from, and annual usage rates in, our equity-based compensation plans as compared to our peer group companies (i.e., overhang and burn rates).

After taking into account the analyses above, the Compensation Committee evaluated our financial performance, as compared to our peers over time, as it related to our strongly competitive compensation philosophy.

●	In addition, the Compensation Committee annually reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for our NEOs to take inappropriate business risks by making decisions that may not be in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our ERM process.
●	In determining individual compensation, the Compensation Committee annually evaluates Mr. Roberts’ performance, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs. The Compensation Committee, among other things, assesses each NEO’s responsibilities and roles with respect to corporate policy-making, management and contribution to our overall performance, both in terms of financial results and progress on key initiatives, as well as the importance of retaining the NEO. This process helps inform compensation decisions and allows our Compensation Committee to employ a holistic evaluation that may include factors both within and outside of management’s control, balanced with individual and company performance and shareholder outcomes. See “Compensation Decisions” above for information on NEO performance and decisions made in respect of 2024.

Role of Compensation Consultants

The Compensation Committee has directly engaged Korn Ferry as its own independent compensation consultant. Korn Ferry provides research, analysis and input as to the form and amount of executive and director compensation, which generally includes market research utilizing information derived from proxy statements, surveys and its own consulting experience and insight, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research, analysis and input has been provided to both our Compensation Committee and to management. The Compensation Committee collaborated with Korn Ferry to determine and approve the parameters used to conduct the assessment work, including items such as the composition of peer groups, the relevant market statistical reference points within the data (e.g., median) and the elements of compensation. Korn Ferry did not determine or recommend the form or amount of compensation of our NEOs for 2024.

In 2024, we paid Korn Ferry approximately $384,000 for services related to executive and director compensation and approximately $193,000 for leadership, succession, organizational strategy and talent consulting services and executive search services. As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our NEOs are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions. The Compensation Committee assessed Korn Ferry’s work as required under SEC rules and concluded that its work for the Compensation Committee in 2024 did not raise any conflicts of interest. The Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and Nasdaq rules on conflicts of interest.

Use of Competitive Data

While peer group and various compensation survey analyses are considered important and valuable by the Compensation Committee, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information as one of several considerations to inform its decisions in determining compensation levels (and when to change compensation levels).

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Peer Group

The Compensation Committee, advised by Korn Ferry, reviewed the criteria for selecting members of our peer groups and determined that Lumen Technologies, Inc. was no longer a suitable peer company for comparison. In all other respects, the composition of our core peer group for 2024 is unchanged from our 2023 core peer group.

Below are the companies in our core peer group for 2024:

●	Alphabet Inc.
●	AT&T Inc.
●	Charter Communications, Inc.
●	Fox Corporation
●	Meta Platforms, Inc.
●	Netflix, Inc.
●	Paramount Global
●	T-Mobile US, Inc.
●	The Walt Disney Company
●	Verizon Communications Inc.
●	Warner Bros. Discovery, Inc.

Our peer group analyses indicate that overall, our “pay at risk” practices are generally aligned with peer group practices.

●	Comparisons for (i) Mr. Roberts were made to peer chief executive officers for the peer group, (ii) Mr. Cavanagh were made by ordinal rank (i.e., the position in the Summary Compensation Table) and to chief executive officers for the media companies in the peer group, (iii) Mr. Armstrong were made to peer chief financial officers, (iv) Mr. Reid were made to peer chief legal officers and heads of government relations, and (v) Ms. Khoury were made by ordinal rank and to top communications officers based on survey data.
●	As a supplemental reference point to further inform the Compensation Committee, comparisons were made to general industry peer groups with revenues similar in size to our business as a whole and our business units.
●	The Compensation Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer group; instead, it reviews our peer group analyses, as well as the other analyses discussed in “Compensation Committee’s Role, Process and Assessments,” both to validate our compensation program design and to inform its judgment in determining target compensation.

Other Compensation Policies and Considerations

Executive Stock Ownership Policy

We have a stock ownership policy for members of our senior management, including our NEOs, that is designed to increase our executives’ ownership stake in our company and align their interests with those of our shareholders.

	MULTIPLE OF BASE SALARY REQUIRED	COMPLIANCE STATUS
Brian L. Roberts	10x	In compliance
Michael J. Cavanagh	5x	In compliance
Jason S. Armstrong	3x	In compliance
Thomas J. Reid	3x	In compliance
Jennifer Khoury	3x	In compliance

“Ownership” includes (i) stock owned directly or indirectly, (ii) shares credited under our employee stock purchase plan, which must be held for one year from the date credited, and (iii) 60% of deferred vested shares, shares deemed invested in Comcast’s stock fund under our deferred compensation plans and the pre-tax net number of shares deliverable upon the exercise of vested stock options. There is a phase-in period of six years after the year in which an executive first becomes subject to the policy (or to a higher base salary multiple) to allow the executive to meet the full stock ownership requirement. If an executive is subject to a phase-in period, we consider them to be in compliance with the policy if they meet the reduced stock ownership requirements under such phase-in. In determining compliance, the Compensation Committee may consider any noncompliance that occurs solely or primarily from a decline in the market price of our stock. If an executive is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

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Insider Trading Policies and Prohibitions on Hedging and Pledging

We have adopted insider trading policies governing the purchase, sale and other dispositions of our securities by directors, officers and employees, as well as by Comcast itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us.

Our policies prohibit our executive officers, certain other high-level employees and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with prior approval in accordance with internal procedures. This helps ensure that our executive officers and directors will not trade in our securities at a time when they are aware of material, nonpublic information.

Our policies also prohibit our executive officers and directors from (i) using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock and (ii) holding our stock in margin accounts or pledging our stock as collateral for a loan.

No Automatic Payments in Connection with a Change in Control

We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and Compensation Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or stock units or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment

Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” table below. These compensation arrangements are contained in each NEO’s employment or other agreements and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement.

Recoupment (or “Clawback”) Policy

We have an incentive compensation recoupment (or “clawback”) policy that was adopted in accordance with applicable SEC and Nasdaq rules. Under this policy, the Compensation Committee will seek to recover incentive compensation paid to our executive officers in the event of an accounting restatement as defined, and to the extent required, under such rules.

Award Timing

Our current practice is to grant annual equity incentive awards each year on the first business day in March. The value of these annual awards is approved by the Compensation Committee at a meeting prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules. During 2024, we did not grant stock options to our NEOs during any period beginning four business days before and ending one business day after the filing or furnishing of any periodic report on Form 10-Q or Form 10-K or current report on Form 8-K that disclosed material, nonpublic information.

Tax and Accounting Considerations

The Compensation Committee considers accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of our executive compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by public companies to certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee has previously awarded, and continues to have the flexibility to award, compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

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In addition, the Internal Revenue Code limits the amount that companies can deduct for the personal use of company-provided aircraft to the amount recognized as income by the executives who used the aircraft. In 2024, the total amount of our disallowed tax deduction resulting from the personal use of Company-provided aircraft by our NEOs and any guests was approximately $5.9 million.

Other Considerations

The Compensation Committee is aware that Mr. Roberts is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

Compensation and Human Capital Committee Report

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Human Capital Committee

Edward D. Breen (Chair)
Thomas J. Baltimore, Jr.
David C. Novak

Executive Compensation Tables

Summary Compensation Table

Our NEOs for 2024 are: Mr. Brian L. Roberts, Chairman of the Board and Chief Executive Officer, Mr. Jason S. Armstrong, our Chief Financial Officer, and our next three most highly compensated executive officers as of December 31, 2024 (Mr. Michael J. Cavanagh, Mr. Thomas J. Reid, and Ms. Jennifer Khoury).

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS(1) ($)	OPTION AWARDS(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3) ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)
Brian L. Roberts Chairman of the Board & Chief Executive Officer	2024	2,500,001	17,911,098	5,750,038	7,500,002	200,483	33,861,622
	2023	2,500,000	15,024,591	9,200,027	8,550,000	199,049	35,473,666
	2022	2,500,000	13,383,702	8,480,021	7,500,000	206,127	32,069,850
Michael J. Cavanagh President	2024	2,500,001	13,627,970	4,375,032	7,500,002	255,162	28,258,168
	2023	2,463,846	11,431,801	7,000,032	8,426,353	258,030	29,580,063
	2022	2,300,000	9,974,568	21,120,030	6,900,000	187,124	40,481,722
Jason S. Armstrong Chief Financial Officer	2024	1,996,154	6,619,338	2,125,001	4,351,616	10,000	15,102,108
	2023	1,789,615	3,266,371	2,000,033	4,528,767	10,000	11,594,786
Thomas J. Reid Chief Legal Officer and Secretary	2024	1,898,079	5,334,578	1,712,518	5,172,264	10,000	14,127,439
	2023	1,800,080	3,266,371	2,000,033	4,104,182	10,000	11,180,666
Jennifer Khoury Chief Communications Officer	2024	1,500,000	1,168,328	375,045	2,452,500	10,000	5,505,873
	2023	1,494,231	980,051	600,010	2,555,135	10,000	5,639,427
(1)	Amounts represent the aggregate grant date fair value of PSUs granted to the NEOs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), which do not correspond to the actual values that may be realized by the NEOs or to the values approved by the Compensation Committee. The grant date values for PSUs were calculated using a Monte Carlo simulation model, determined based on the probable outcome of the performance condition as of the grant date. The valuation assumptions for the PSUs granted in March 2024 were as follows: a term of 2.83 years, an expected volatility of 26.3%, an expected peer median volatility of 26.6%, a correlation of 0.525, a peer median correlation of 0.547 and an interest rate of 4.3%. Amounts were also discounted to consider that dividend equivalents that accrue during the vesting period are not paid out until the underlying shares vest. The following are the values of the PSUs granted in 2024 as of their grant date assuming attainment of the maximum level of performance:

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Mr. Roberts ($44,777,744), Mr. Cavanagh ($34,069,926), Mr. Armstrong ($16,548,345), Mr. Reid ($13,336,444) and Ms. Khoury ($2,920,819). See also “Compensation Discussion and Analysis – Compensation Decisions – Equity-Based Compensation” for the target PSU values that the Compensation Committee approved for 2024, which are lower than the amounts required to be reported in this table. For information on valuation assumptions with respect to grants made before 2024, refer to the footnotes in the “Summary Compensation Table” in our definitive proxy statements filed with the SEC in 2023 and 2024. See the “Grants of Plan-Based Awards” table below for additional information on PSUs granted in 2024.
(2)	Amounts represent the aggregate grant date fair value of stock options granted to the NEOs in accordance with FASB ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual values that may be realized by the NEOs, were calculated using the Black-Scholes option pricing model, based upon the following valuation assumptions for options granted in March 2024 to our NEOs for their annual option awards: an expected volatility of 24.7%, an expected term to exercise of 5.8 years, an interest rate of 4.2% and a dividend yield of 2.9%. For information on valuation assumptions with respect to grants made before 2024, refer to the footnotes in the “Summary Compensation Table” in our definitive proxy statements filed with the SEC in 2023 and 2024. See the “Grants of Plan-Based Awards” table below for additional information on options granted in 2024.
(3)	Amounts represent annual performance-based bonuses. See the “Grants of Plan-Based Awards” table below and “Compensation Discussion and Analysis – Compensation Decisions – Annual Cash Bonus” above for additional information on these bonuses and the achievement of specified metrics in 2024.
(4)	Amounts for 2024 include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each NEO and (b) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $190,483 and Mr. Cavanagh, $245,162).
For security and business reasons, Company practices and policy strongly encourage, and in some cases may require, Mr. Roberts to use Company-provided aircraft for business and personal travel. Our other NEOs also have access to Company-provided aircraft for personal travel, as it affords all of our NEOs greater security, allows travel time to be used productively and enables them to be immediately available to respond to business priorities from any location.
Our policy allows an NEO to bring guests, such as family members, on flights on Company-provided aircraft. The NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy. The NEOs are imputed income for costs related to use of Company-provided aircraft when required under Internal Revenue Code guidelines. We do not reimburse the NEOs for any taxes incurred as a result of imputed income. In addition, the Internal Revenue Code limits the amount that we can deduct for the personal use of Company-provided aircraft to the amount recognized as income by our executives who use the aircraft; the amounts in the table above do not include our 2024 disallowed tax deduction of $5.9 million resulting from the personal use of Company-provided aircraft by our NEOs and any guests.
The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight taken on a third party-owned plane that is serviced by us includes all variable costs attributable to that flight (including for repositioning flights), such as fuel, trip and allocable maintenance expenses and third-party lease payments. The aggregate incremental cost for a personal flight on a Company plane is based on an allocable portion of variable costs for the year, such as fuel, maintenance and other trip expenses (including for repositioning flights). These methodologies exclude fixed costs, as these costs do not change based on usage. Our NEOs have access to a Company-provided car for personal travel, but they have fully reimbursed the Company for the incremental costs associated with such use in accordance with our policy. Our NEOs also have access to IT support services, although there is no additional incremental cost to us. In addition, while guests of our NEOs were permitted to accompany them on travel related to business events, we have been reimbursed for the incremental costs associated with such travel.
For all other benefits that would otherwise be considered perquisites, our NEOs are required to fully reimburse us for such benefits in accordance with our policy.

Grants of Plan-Based Awards

The table below provides information about equity and non-equity awards granted to our NEOs in 2024 as follows: (1) the grant date for equity awards and the date the grant of such awards was approved by the Compensation Committee; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of PSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

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NAME	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1) ($)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3) (g)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($) (h)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4) ($) (i)
			THRESHOLD (a)	TARGET (b)	MAXIMUM (c)	THRESHOLD (d)	TARGET (e)	MAXIMUM (f)
Brian L. Roberts	—		1,050,000	7,500,003	14,437,506
	3/1/2024	2/7/2024				75,570	403,040	1,007,600			17,911,098
	3/1/2024	2/7/2024							605,905	42.80	5,750,038
Michael J. Cavanagh	—		1,050,000	7,500,003	14,437,506
	3/1/2024	2/7/2024				57,498	306,660	766,650			13,627,970
	3/1/2024	2/7/2024							461,015	42.80	4,375,032
Jason S. Armstrong	—		558,923	3,992,308	7,685,193
	3/1/2024	2/7/2024				27,928	148,950	372,375			6,619,338
	3/1/2024	2/7/2024							223,920	42.80	2,125,001
Thomas J. Reid	—		664,328	4,745,198	9,134,505
	3/1/2024	2/7/2024				22,507	120,040	300,100			5,334,578
	3/1/2024	2/7/2024							180,455	42.80	1,712,518
Jennifer Khoury	—		315,000	2,250,000	4,331,250
	3/1/2024	2/7/2024				4,929	26,290	65,725			1,168,328
	3/1/2024	2/7/2024							39,520	42.80	375,045
(1)	Represents annual performance-based bonus awards granted under our cash bonus plans. The actual amounts earned with respect to these bonuses are included in the “Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column.
(2)	The amounts in columns (d) through (f) represent shares of Class A common stock underlying PSUs granted under our 2023 Omnibus Equity Incentive Plan. PSUs cliff vest 100% on the third anniversary of the grant date. PSUs will be earned based on achievement of two primary performance metrics over a three-year period beginning in 2024, each weighted 50%: (i) ROIC, calculated based on our ROIC for each year during the three-year performance period and averaged at the end of such period to yield an average ROIC for the cumulative three-year period; and (ii) Relative Adjusted EPS Growth, calculated at the end of the cumulative three-year performance period based on the percentile ranking of our Adjusted EPS compound average annual growth rate during the performance period relative to that of the companies comprising the S&P 100 Index. The actual number of PSUs earned will be based on (x) the three-year average ROIC measured against a pre-established target approved by the Compensation Committee in February 2024, with achievement level payouts ranging from 50% for threshold performance to 200% for maximum performance (with 100% as the target and linear interpolation between specified achievement levels) and (y) Relative Adjusted EPS Growth over the three-year period, with payouts ranging from 50% for performance at the 25th percentile to 200% for performance at or above the 75th percentile, and setting the target payout for performance at the median. For both metrics, payouts are zero for performance below the threshold.
After calculating the ROIC and Relative Adjusted EPS Growth components, the Relative TSR Modifier is applied, which is based on the percentile ranking of our TSR during such period relative to that of the companies comprising the S&P 100 Index, as modified to account for changes in the index companies such as due to merger and acquisition activity. TSR will be determined based on the average stock price of each company for the 20 trading days prior to each of the first and last day of the performance period and will be calculated assuming the reinvestment of dividends. The actual number of PSUs earned will be determined after multiplying the payout levels for the two primary performance metrics by 25% for top quartile TSR performance or (25)% for bottom quartile performance, with performance in between straight-line interpolated. If our absolute TSR over the performance period is negative, then, irrespective of our TSR percentile ranking, no positive adjustment will be made to the payouts under the ROIC and Relative Adjusted EPS Growth components. See “Compensation Discussion and Analysis – Design and Structure of Executive Compensation – Equity-Based Incentive Compensation” above for additional information. Dividend equivalents accrue on shares underlying PSUs, although the amounts will only be paid (without interest) if and when the shares underlying PSUs vest.
(3)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2023 Omnibus Equity Incentive Plan (“2023 Omnibus Plan”). Options become exercisable as follows: 20% of the shares become exercisable on each of the first, second, third, fourth and fifth anniversaries of the date of grant.
(4)	The amounts in this column represent the grant date fair value of PSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of PSUs was determined as described in footnote (2) to the “Summary Compensation Table.” Amounts with respect to stock options were calculated using the Black-Scholes option pricing model, based upon the assumptions set forth in footnote (3) to the “Summary Compensation Table.”

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our NEOs as of December 31, 2024. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (columns (e) and (f)) and unvested PSUs with respect to shares of Class A common stock (columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2024, which was $37.53.

			OPTION AWARDS			STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (a)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(2) (b)	OPTION EXERCISE PRICE ($) (c)	OPTION EXPIRATION DATE (d)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)(4) (e)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (f)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3)(4) (g)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (h)
Brian L. Roberts								2,759,612	103,568,238
	907,600		—	29.725	03/19/2025
	841,320		93,480	29.880	03/17/2026
	653,480		115,320	37.460	03/16/2027
	598,720		149,680	35.830	03/15/2028
	507,300		169,100	40.470	03/14/2029
	973,980		649,320	42.520	03/01/2030
	527,520		351,680	54.450	02/28/2031
	385,018		577,527	46.390	02/29/2032
	220,889		883,556	36.630	02/28/2033
	—		605,905	42.800	02/28/2034
Michael J. Cavanagh								2,077,074	77,952,587
	629,280	(1)	69,920	29.880	03/17/2026
	488,495	(1)	86,205	37.460	03/16/2027
	447,760	(1)	111,940	35.830	03/15/2028
	450,375		150,125	40.470	03/14/2029
	647,820		431,880	42.520	03/01/2030
	393,060		262,040	54.450	02/28/2031
	286,948		430,422	46.390	02/29/2032
	—		4,000,000	34.970	12/29/2032
	168,068		672,272	36.630	02/28/2033
	—		461,015	42.800	02/28/2034
Jason S. Armstrong						53,250	1,998,473	577,137	21,659,952
	69,800		—	29.880	03/17/2026
	68,200		—	37.460	03/16/2027
	69,800		—	35.830	03/15/2028
	82,000		—	40.470	03/14/2029
	46,620		31,080	54.450	02/28/2031
	45,404		68,106	46.390	02/29/2032
	48,020		192,080	36.630	02/28/2033
	—		223,920	42.800	02/28/2034

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	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(2) (b)	OPTION EXERCISE PRICE ($) (c)	OPTION EXPIRATION DATE (d)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)(4) (e)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (f)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3)(4) (g)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (h)
Thomas J. Reid					21,160	794,135	666,537	25,015,134
	206,820	137,880	42.520	03/01/2030
	124,500	83,000	54.450	02/28/2031
	90,806	136,209	46.390	02/29/2032
	48,020	192,080	36.630	02/28/2033
	—	180,455	42.800	02/28/2034
Jennifer Khoury					33,964	1,274,669	127,162	4,772,390
	10,320	—	29.880	03/17/2026
	40,220	—	37.460	03/16/2027
	55,800	—	35.830	03/15/2028
	57,000	—	40.470	03/14/2029
	67,600	16,900	42.520	03/01/2030
	34,260	22,840	54.450	02/28/2031
	27,242	40,863	46.390	02/29/2032
	14,406	57,624	36.630	02/28/2033
	—	39,520	42.800	02/28/2034
(1)	Mr. Cavanagh assigned to a family trust a portion of his vested stock options as follows: 419,520 shares from stock options expiring on March 17, 2026; 258,615 shares from stock options expiring on March 16, 2027; and 167,910 shares from stock options expiring on March 15, 2028.
(2)	The expiration date occurs one day prior to the tenth anniversary of the grant date. Stock options that expire on or prior to March 1, 2030 have the following vesting schedule: 30%, 15%, 15%, 15%, 5%, 5%, 5%, 5% and 5% on the second, third, fourth, fifth, sixth, seventh, eighth, ninth and nine and a half anniversaries of the grant date, respectively. Stock options that expire on February 28, 2031 have the following vesting schedule: 40%, 20%, 20% and 20% on the second, third, fourth and fifth anniversaries of the grant date, respectively. Stock options that expire on or after February 29, 2032 have the following vesting schedule: 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. The performance-based stock option granted to Mr. Cavanagh on December 30, 2022 (the “Performance Option”) vests in full on February 1, 2028.
(3)	Our equity awards contain provisions for continued vesting upon certain employees attaining retirement eligible status. This table does not reflect accelerated vesting resulting from the attainment of retirement eligible status. See “Potential Payments upon Termination or Change in Control” for additional information.
(4)	The number of shares underlying each outstanding stock unit(a) for the NEOs that remain subject to vesting are as follows:

GRANT DATE	BRIAN L. ROBERTS		MICHAEL J. CAVANAGH		JASON S. ARMSTRONG		THOMAS J. REID		JENNIFER KHOURY
03/02/2020	124,650	(b)	82,900	(b)	—		21,160		5,160
05/22/2020	—		—		—		—		15,488
06/05/2020	—		—		9,504		—		—
03/01/2021	—		—		7,590		—		5,555
01/14/2022	—		—		23,220	(c)	—		—
03/01/2022	685,500	(d)	510,887	(d)	12,936	(c)	161,675	(d)	7,761	(c)
03/01/2023	941,862	(e)	716,637	(e)	204,762	(e)	204,762	(e)	61,437	(e)
03/01/2024	1,007,600	(f)	766,650	(f)	372,375	(f)	300,100	(f)	65,725	(f)
(a)	Except as otherwise described in footnotes below, all stock units granted as of the respective grant date had the following vesting schedule: 15%, 15%, 15%, 15% and 40% on the 13-month, second, third, fourth and fifth anniversaries of the grant date, respectively.

44       2025 Proxy Statement

(b)	Reflects the number of shares underlying PSUs that, as of December 31, 2024, had been achieved following attainment of the performance condition, which resulted in all remaining tranches vesting at the maximum of 125% of the award.
(c)	The stock units granted as of the respective grant date had the following vesting schedule: 20% on each of the 13-month, second, third, fourth and fifth anniversaries of the grant date.
(d)	Reflects the number of shares underlying PSUs that, as of December 31, 2024, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The Compensation Committee certified actual performance achievement of the PSUs on February 25, 2025 which resulted in 143% vesting of the award. The PSUs vested 100% on the three-year anniversary of the date of grant.
(e)	Reflects the number of shares underlying PSUs that, as of December 31, 2024, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The Compensation Committee will certify actual performance achievement of the PSUs in early 2026. The PSUs vest 100% on the three-year anniversary of the date of grant.
(f)	Reflects the number of shares underlying PSUs that, as of December 31, 2024, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The Compensation Committee will certify actual performance achievement of the PSUs in early 2027. The PSUs as of the grant date had the following vesting schedule: 100% vests on the 3-year anniversary of the date of grant.

Option Exercises and Stock Vested

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of stock awards and the value realized before payment of any applicable withholding tax during 2024.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING		VALUE REALIZED ON VESTING ($)
Brian L. Roberts	965,000	20,651,000	418,990	(1)	17,930,789
Michael J. Cavanagh	714,960	10,195,190	342,689		14,664,587
Jason S. Armstrong	68,200	1,032,207	35,014		1,480,586
Thomas J. Reid	—	—	111,316	(1)	4,610,197
Jennifer Khoury	—	—	18,693		778,542
(1)	Mr. Roberts deferred the receipt of shares relating to 61,819 PSUs that vested on March 15, 2024, and Mr. Reid deferred the receipt of shares relating to 31,200 RSUs that vested on July 5, 2024. The value of the stock units realized on vesting is based on the value of a share of Class A common stock on the vesting date, regardless of whether the receipt of the underlying shares had been deferred. The actual value of the stock units realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table immediately below.

Nonqualified Deferred Compensation in and as of Fiscal Year-End

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2024.(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(2) ($)		AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE(2) ($)
Brian L. Roberts	2,643,999	(1)	4,019,721	(2,672,910)	145,057,236
Michael J. Cavanagh	—		(1,288,390)	(7,563,644)	41,023,834
Jason S. Armstrong	—		1,128,394	—	12,679,715
Thomas J. Reid	1,181,232	(1)	24,051	(559,359)	2,343,867
Jennifer Khoury	—		298,376	—	3,868,858
(1)	Amounts in this table have been deferred under our deferred compensation plans, except for deferrals of stock units with respect to shares of Class A common stock under our restricted stock plan. Eligible employees and directors may participate in these plans. Amounts credited to an NEO’s account are invested notionally in a third-party mutual or exchange fund or our company’s common stock fund.

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Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of stock units, vest in the future. Upon vesting, deferred stock units are invested in our company stock fund. An employee who has elected to defer stock units may also make a “diversification election” of the shares subject to such stock units to have the value of such stock units transferred to our deferred compensation plans. Pursuant to our restricted stock plan, (i) Mr. Roberts deferred the settlement of 61,819 PSUs that vested on March 15, 2024 and (ii) Mr. Reid deferred the settlement of 31,200 RSUs that vested on July 5, 2024.
The amounts shown in the “Executive Contributions in Last FY” column reflect the aggregate value of (i) stock units that were deferred in 2024 as of their respective vesting dates and (ii) amounts deemed invested in third-party mutual or exchange funds under our deferred compensation plans; the amounts shown in the “Aggregate Earnings in Last FY” column reflect the value of any aggregate gain or loss in 2024. During 2024, (i) the annual rates of return under the third-party mutual or exchange funds were as follows: 32%, 25%,12.8%, 6.1%, 5.4%, 5.2%, 2.6%,1.2% and -1.5%, and (ii) the annual rate of return under our company stock fund was -11.8%. No amounts represent interest earned in excess of 120% of the long-term applicable federal rate.

(2)	These amounts (other than amounts related to deferrals of stock units) are reported as compensation in the “Summary Compensation Table” above under the columns “Salary” and “Non-Equity Incentive Plan Compensation.” All amounts contributed in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent an individual was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of stock units deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements, to the extent an individual was an NEO for purposes of the SEC’s executive compensation disclosure. Fiscal year-end balances for each fund include net transfers between funds that occurred during the year.

Agreements with Our Named Executive Officers

Each of our active NEOs has an employment agreement with us. Mr. Roberts’ agreement was effective as of August 1, 2017 and provides for an initial term of employment through July 31, 2020, which term will be extended automatically by one additional day for each day that elapses after August 1, 2017 (so that the term of the agreement will always be three years), unless otherwise terminated by either party in accordance with the employment agreement. Mr. Cavanagh’s agreement was entered into as of January 1, 2023 and secures his employment through December 31, 2027. Mr. Armstrong’s agreement was entered into as of January 6, 2023 and secures his employment through December 31, 2027. Mr. Reid’s new employment agreement was entered into as of January 1, 2024 and secures his employment through December 31, 2028. Ms. Khoury’s agreement was entered into as of January 1, 2023 and secures her employment through December 31, 2027.

Each of the employment agreements provides for a base salary either as specified in the agreement or otherwise then in effect. An NEO’s salary may not be reduced, except under an overall plan to reduce their salary on a basis consistent with other senior executives at their respective levels. The NEOs also are eligible to receive an annual performance bonus, payable in cash, of a percentage of their respective base salaries for the applicable year. The current target bonus opportunities for Messrs. Roberts and Cavanagh are 300%, for Mr. Reid 250%, for Mr. Armstrong 200% and for Ms. Khoury 150%, in each case of their respective base salaries. Our NEOs are also entitled to receive certain severance benefits under their respective agreements in the event of a qualifying termination of employment as described under the “Potential Payments upon Termination or Change in Control” table below.

Under the agreements, each NEO has agreed not to compete with us during their employment and, in the event their employment terminates other than by us without cause or by them with good reason, for one year after termination of their employment.

Each of our NEOs has agreed not to solicit our employees or customers for one year after termination of their employment and is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after their employment with us.

Potential Payments upon Termination or Change in Control

The table below describes the payments and benefits to which each of our active NEOs would have been entitled (i) had their employment terminated on December 31, 2024 (a) by us without cause or by them with good reason, (b) because of their death, (c) due to their disability or (d) upon their retirement; or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table above. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

46       2025 Proxy Statement

NAME	BASE SALARY CONTINUATION ($)	ANNUAL CASH BONUS CONTINUATION ($)	ACCRUED ANNUAL CASH BONUS ($)	ACCELERATION/ CONTINUED VESTING & EXERCISABILITY OF UNVESTED STOCK OPTIONS(1) ($)	ACCELERATION/ CONTINUED VESTING OF UNVESTED STOCK UNITS(1) ($)	HEALTH BENEFIT CONTINUATION ($)	TOTAL ($)
Brian L. Roberts
Without Cause/ With Good Reason(2)	7,500,000	22,500,000	7,500,003	1,772,851	44,234,172	35,596	83,542,622
Death(3)	—	—	7,500,003	1,772,851	44,234,172	189,848	53,696,874
Disability(4)	7,500,000	22,500,000	7,500,003	1,772,851	44,234,172	—	83,507,026
Retirement(5)	—	—	—	1,772,851	44,234,172	—	46,007,023
Change in Control(6)	—	—	—	—	—	—	—
Michael J. Cavanagh
Without Cause/ With Good Reason(7)	5,000,000	7,500,000	7,500,003	735,735	10,780,680	23,335	31,539,753
Death/Disability(8)	625,000	—	7,500,003	6,456,265	33,047,792	—	47,629,060
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Jason S. Armstrong
Without Cause/ With Good Reason(7)	3,600,000	3,600,000	3,992,308	43,218	886,684	23,335	12,145,545
Death/Disability(8)	450,000	—	3,992,308	172,872	10,662,461	—	15,277,641
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Thomas J. Reid
Without Cause/ With Good Reason(7)	3,800,000	4,750,000	4,745,198	43,218	3,221,200	18,109	16,577,724
Death/Disability(8)	475,000	—	4,745,198	172,872	10,800,196	—	16,193,266
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Jennifer Khoury
Without Cause/ With Good Reason(7)	3,000,000	2,250,000	2,250,000	12,965	928,868	23,335	8,465,168
Death/Disability(8)	375,000	—	2,250,000	51,862	3,183,632	—	5,860,494
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
(1)	Based on the closing market price of a share of our Class A common stock as of December 31, 2024 ($37.53), minus, in the case of stock options, the exercise price. PSUs and the Performance Option granted to Mr. Cavanagh are based on the target vesting.
(2)	Mr. Roberts’ termination without cause or with good reason would entitle him to (i) payment of his base salary on a monthly basis for three years after the termination date, (ii) payment of his annual cash bonus (appropriately prorated for partial calendar years), assuming full (i.e., 100%) achievement of performance goals, on an annual basis for three years and (iii) vesting of his unvested stock options and stock units in accordance with their terms as if his employment had continued. Mr. Roberts’ receipt of the payments and benefits is subject to his execution of our standard agreement containing certain mutual releases. Mr. Roberts is also entitled to receive a prorated annual cash bonus for the year of his termination, assuming full (i.e., 100%) achievement of the performance goals, and to continued health and welfare benefits for three years after the termination date.
(3)	Upon Mr. Roberts’ death, his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their terms. His spouse or his or her estate will receive payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full (i.e., 100%) achievement of the performance goals), and his spouse will receive health and welfare benefits during her lifetime.
(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for three years, his annual cash bonus (appropriately prorated for partial calendar years), assuming full (i.e., 100%) achievement of performance goals, on an annual basis for three years, and his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their term. In the event of Mr. Roberts’ death prior to the end of such three-year period, no remaining payments will be made. Mr. Roberts is also entitled to receive a prorated annual cash bonus for the year of his termination, assuming full (i.e., 100%) achievement of the performance goals.

2025 Proxy Statement         47

(5)	Certain senior executives, including our NEOs, are entitled to continued vesting on retirement. For stock options granted before 2021 to Messrs. Roberts, Cavanagh and Reid, and before 2023 to Mr. Armstrong and Ms. Khoury, NEOs who reach the age of 62 are entitled to the continued vesting and exercisability of options following termination for (a) 36 and 39 months, respectively, with 10 years of service, (b) 60 and 63 months, respectively, with 15 years of service and (c) 114 and 117 months, respectively, with 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant. For stock units granted before 2021 to Messrs. Roberts, Cavanagh and Reid, and before 2023 to Mr. Armstrong and Ms. Khoury, NEOs who reach the age of 62 are entitled to the continued vesting of stock units following termination for (x) 36 months with 10 years of service, (y) 48 months with 15 years of service and (z) 60 months with 20 years of service. For stock option and stock unit awards granted in 2021 and subsequent years to Messrs. Roberts, Cavanagh and Reid and in 2023 and subsequent years to Mr. Armstrong and Ms. Khoury, NEOs qualify for continued vesting on retirement when the sum of the NEO’s age and completed years of service equals or exceeds 70 (provided that the NEO has reached age 62 and completed 5 years of service).
(6)	None of our NEOs’ employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and none of our NEOs’ employment agreements, other than Mr. Roberts’, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”). Under Mr. Roberts’ employment agreement, if we were to terminate Mr. Roberts’ employment following a change in control transaction, it would be treated as a termination without cause and he would be entitled to the same amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.
(7)	If we terminate such executive’s employment without cause or the executive terminates with good reason, they will receive their then-current base salary for a period of 24 months, and they are entitled to receive continued health benefits for a period of 18 months. If the executive becomes reemployed, these payments will be reduced by the amount of any compensation earned or received by the executive in respect of such period and we will stop providing health and welfare benefits. Such executive will receive the full (non-prorated) amount of the current year’s annual cash bonus (based on actual company performance and assuming full (i.e., 100%) achievement of personal performance goals) and the following year’s target annual cash bonus (prorated for time employed during the year of termination, based on actual company performance and assuming full (i.e., 100%) achievement of personal performance goals). Stock options and stock units will continue to vest in accordance with their respective terms for 12 months following termination, and vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock options’ term. Mr. Roberts, who is over the age of 62, is entitled to receive retirement-related compensation as set forth in footnote (5) to this table. The executives’ receipt of the payments and benefits described above are subject to execution of our standard agreement containing certain mutual releases.
(8)	If such executive’s employment terminates due to his or her death or disability, the executive or his or her estate will receive three months of base salary and payment of annual cash bonus, prorated for time employed during the year of such termination (assuming full achievement of performance goals), and stock options and stock units will fully vest, with stock options remaining exercisable for the remainder of their terms.

Equity Compensation Plan Information

The following table summarizes our equity plan information as of December 31, 2024.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) ($) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS EXCLUDING SECURITIES REFLECTED IN COLUMN (A)(3) (c)
Equity compensation plans approved by security holders	288,071,419	41.73	341,734,167
Equity compensation plans not approved by security holders	—		—
Total	288,071,419		341,734,167
(1)	Includes shares of Class A common stock under the following plans: Comcast Corporation 2003 Stock Option Plan, Comcast Corporation 2002 Restricted Stock Plan (under which RSUs and PSUs have been granted), 2023 Omnibus Plan, Comcast Corporation 2002 Employee Stock Purchase Plan (“2002 ESPP”), Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (“2011 ESPP”) and Comcast Corporation 2019 Omnibus Sharesave Plan (“Sharesave Plan”). Also includes our 2002 and 2005 Deferred Compensation Plans (under which shares of Class A common stock have been credited to participants’ accounts). After the 2023 Omnibus Plan was approved by shareholders at our 2023 annual meeting, the 2003 Stock Option Plan and 2002 Restricted Stock Plan were frozen and no new awards were granted under such plans.
(2)	The weighted-average exercise price reflects stock options under our 2003 Stock Option Plan and the 2023 Omnibus Plan.

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(3)	The number of shares available for issuance includes the following number of shares of Class A common stock: 235,211,688 shares available for issuance under the 2023 Omnibus Plan; 3,152,034 shares available for issuance under the Sharesave Plan; 1,119,897 shares that were issued in connection with the fourth quarter 2024 purchase period under the 2002 ESPP and 97,396,659 shares available for issuance under the 2002 ESPP; and 361,310 shares that were issued in connection with the fourth quarter 2024 purchase period under the 2011 ESPP and 4,492,579 shares available for issuance under the 2011 ESPP. Does not include 10,000,000 additional shares that we are requesting that shareholders approve at this meeting (see Proposal 3: Increase Share Authorization Under Comcast-NBCUniversal 2011 Employee Stock Purchase Plan” for additional details).

CEO Pay Ratio

We are required under SEC rules to provide a pay ratio comparing Mr. Roberts’ 2024 compensation to our median employee’s 2024 compensation (excluding Mr. Roberts). To identify the median employee, we engaged an unaffiliated third-party advisory services firm to conduct a statistical sampling of approximately 195,286 full-time, part-time, seasonal and temporary employees as of December 31, 2024 (which included approximately 65,123 non-U.S. employees) based on comparisons of base wages.

All of our part-time, seasonal and temporary employees as of December 31, 2024, including in our theme park and entertainment production businesses, were required to be taken into account for purposes of identifying our median employee under SEC rules. SEC rules do not permit us to annualize the compensation paid to these workers as if they were full-time employees, which has the effect of reducing the level of our median employee’s total compensation relative to what it would have been had the rules permitted us to annualize compensation across our entire workforce or to use only full-time U.S. employees. As a result, the impact of this rule may be different for us than some companies in our peer groups given the composition of our workforce across our uniquely diversified company, and year-over-year comparisons may not be meaningful. We believe putting into context how our median employee was identified highlights why that employee’s compensation and the resulting pay ratio, and year-over-year changes thereto, should not be compared on an “apples-to-apples” basis.

We have estimated that our pay ratio for 2024 is 380 to 1, calculated by dividing Mr. Roberts’ 2024 total compensation set forth in the Summary Compensation Table, adjusted as described below, by $89,237, which represents the annual total compensation of our median employee. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation of our NEOs, which, along with Mr. Roberts’ compensation, was then adjusted to include the cost to Comcast of specified employee benefits provided on a non-discriminatory basis.

As permitted under SEC rules, we adjusted our total employee population for purposes of identifying our median employee by excluding approximately 3.7% of our employee population as follows (all amounts are approximate): 6,177 in India; 735 in Ireland; 235 in Mexico; 81 in Canada; 51 in Brazil; and fewer than 10 employees in the remainder of the world.

Pay Versus Performance

The table below provides information on the compensation for our CEO and the average compensation for our other NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the compensation “actually paid” to such individuals, as defined under SEC rules, for each of 2024, 2023, 2022, 2021 and 2020. The table also provides information on our cumulative TSR, the cumulative TSR of our peer group, Net Income and Adjusted EBITDA.

	SUMMARY COMPENSATION TABLE TOTAL FOR PEO(1) ($) (b)	COMPENSATION ACTUALLY PAID TO PEO(2) ($) (c)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs(1) ($) (d)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs(2) ($) (e)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME ($ IN BILLIONS)(4)(5) (h)	ADJUSTED EBITDA* ($ IN BILLIONS)(5)(6) (i)
YEAR (a)					TOTAL SHAREHOLDER RETURN(3)(5) ($) (f)	PEER GROUP TOTAL SHAREHOLDER RETURN(3)(5) ($) (g)
2024	33,861,622	10,418,649	15,748,397	6,869,290	94.53	102.62	15.9	38.1
2023	35,473,666	71,202,103	14,498,736	27,073,830	107.23	86.75	15.1	37.6
2022	32,069,850	(4,091,854)	24,672,250	10,501,980	83.09	79.14	4.9	36.5
2021	33,978,581	31,854,876	21,905,224	20,790,358	116.51	102.76	13.8	34.7
2020	32,713,267	54,701,549	17,695,036	26,502,693	119.16	111.90	10.7	30.8
*	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.

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(1)	Compensation for our PEO, Mr. Roberts, reflects the amounts reported in the “Summary Compensation Table” for the respective years. Average compensation for non-PEO NEOs in 2024 and 2023 is for Messrs. Cavanagh, Armstrong, Reid and Ms. Khoury, in 2022 and 2021 is for Messrs. Cavanagh, Shell and Watson and Ms. Strong, and for 2020 is for Messrs. Cavanagh, Shell, Watson and Reid.
(2)	Compensation “actually paid” for the PEO and average compensation “actually paid” for our non-PEO NEOs in 2024, 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in columns (b) and (d) in the above table, adjusted in the table below, as determined in accordance with SEC rules. For awards that remain unvested or unexercised as of the end of the year, the ultimate value that will be realized upon vesting or upon exercise may be more or less than the current fair value below. See the “Option Exercises and Stock Vested” table on page 45 for the value of any such amounts received in 2024.
	LESS STOCK/ OPTION AWARD VALUE REPORTED IN SUMMARY COMPENSATION TABLE FOR THE COVERED YEAR ($)	PLUS FAIR VALUE FOR UNVESTED AWARDS GRANTED IN THE COVERED YEAR ($)	CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED AWARDS FROM PRIOR YEARS ($)	CHANGE IN FAIR VALUE OF AWARDS FROM PRIOR YEARS THAT VESTED IN THE COVERED YEAR ($)	LESS FAIR VALUE OF AWARDS FORFEITED DURING THE COVERED YEAR ($)	NET ADJUSTMENT ($)
PEO 2024	(23,661,136)	20,726,930	(19,768,822)	(739,946)	—	(23,442,973)
PEO 2023	(24,224,618)	42,115,795	18,326,999	(489,739)	—	35,728,437
PEO 2022	(21,863,723)	22,285,379	(31,633,629)	(4,949,732)	—	(36,161,704)
PEO 2021	(21,988,022)	21,524,528	(5,141,104)	3,480,893	—	(2,123,705)
PEO 2020	(21,185,427)	33,698,156	17,130,816	(7,655,263)	—	21,988,282
Non-PEO NEOs 2024	(8,834,453)	7,738,904	(7,532,750)	(250,809)	—	(8,879,107)
Non-PEO NEOs 2023	(7,636,176)	13,275,920	6,995,673	(60,324)	—	12,575,094
Non-PEO NEOs 2022	(15,386,069)	15,604,969	(12,701,844)	(1,687,326)	—	(14,170,270)
Non-PEO NEOs 2021	(10,410,915)	10,191,675	(1,844,037)	948,410	—	(1,114,866)
Non-PEO NEOs 2020	(8,619,244)	13,815,414	5,498,177	(1,886,689)	—	8,807,657

Fair values are calculated in accordance with FASB ASC Topic 718 as of the end of the respective fiscal year, other than awards that vest in the covered year, which are valued as of the applicable vesting dates. Stock option fair values were calculated using the Black-Scholes option pricing model, determined based on the same methodology as used to determine grant date fair values but using the common stock closing price on the applicable revaluation date, and in all cases based on volatility, term to exercise, dividend yields and interest rates determined as of the revaluation date. For PSUs and RSUs granted prior to 2021, the fair values were determined by multiplying the Class A common stock closing price on the valuation date by the number of outstanding shares, adjusted for dividends accrued, and, for PSUs as defined in the Glossary to FASB ASC Topic 718, taking into account the probable outcome of the PSUs’ performance conditions as of the valuation date. For PSUs granted in 2021 and subsequent years, fair values were calculated using a Monte Carlo simulation model, determined based on the probable outcome of the performance condition as of the applicable year-end revaluation date(s).

No awards were granted and vested within the same year in any period covered by the table above, and no dividends, dividend equivalents or other earnings are paid on equity awards prior to their vesting dates.

(3)	TSR is cumulative for the measurement period beginning on December 31, 2019 and ending on December 31 of each of 2024, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The composition of the peer group (the “TSR Peer Group”) is the “Peer Group Index” set forth in the Stock Performance Graph of our Annual Report on Form 10-K for the year ended December 31, 2024. As discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, we updated the composition of our TSR Peer Group in 2023 following the change in our segment reporting to simplify the calculation, remove DISH Network Corporation due to its smaller market capitalization and to add Fox Corp. The 2023 Peer Group Cumulative TSR for the prior TSR Peer Group was $91.18.
(4)	Reflects “Net Income” in our Consolidated Statement of Income included in our Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
(5)	The following table describes the relationship between company financial performance measures included in the Pay Versus Performance Table and the compensation “actually paid” to our NEOs, as reported in that table for the covered period, and the relationship between our cumulative TSR and the cumulative TSR of the TSR Peer Group over the covered period.

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PERFORMANCE MEASURE	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)	2023-24 YOY CHANGE	2022-23 YOY CHANGE	2021-22 YOY CHANGE	2020-21 YOY CHANGE
Compensation “Actually Paid” to PEO	10,418,649	71,202,103	(4,091,854)	31,854,876	54,701,549	(85%)	1840%**	(113)%	(42)%
Average Compensation “Actually Paid” to non-PEOs	6,869,290	27,073,830	10,501,980	20,790,358	26,502,693	(75%)	158%	(49)%	(22)%
Adjusted EBITDA* (in billions)	38.1	37.6	36.5	34.7	30.8	1%	3%	5%	13%
Net Income (in billions)	15.9	15.1	4.9	13.8	10.7	5%	208%	(64)%	29%
Company’s Cumulative TSR	94.53	107.23	83.09	116.51	119.16	(12%)	29%	(29)%	(2)%
Peer Group Cumulative TSR	102.62	86.75	79.14	102.76	111.90	18%	10%	(23)%	(8)%
*	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.
**	This percentage change is not considered meaningful, given it compares a negative amount in 2022 against a positive amount in 2023. Percentage is calculated comparing the total change to the absolute value of the prior year amount.

For a discussion of the impact of Adjusted EBITDA on the amounts of the 2024 annual cash bonus received by our NEOs, please refer to “Compensation Decisions – Annual Cash Bonus” above on page 31 (and with respect to 2020, 2021, 2022 and 2023, please refer to pages 37-40 of our 2021 proxy statement, pages 35-39 of our 2022 proxy statement, pages 44-47 of our 2023 proxy statement and pages 31-34 of our 2024 proxy statement for similar discussions).
Net Income is not used in the design of our executive compensation program. As a result, it does not directly impact the amount of compensation “actually paid” to our NEOs.
TSR, which can be affected by external factors such as economic and market conditions beyond our NEOs’ control, impacts the amount of equity compensation “actually paid” to our NEOs. Because a significant portion of the compensation “actually paid” to our NEOs is in the form of PSUs that vest over three years (in the case of PSUs granted in 2021 and subsequent years) and five years (in the case of grants made in 2019 and 2020), and stock options that vest over five years (in the case of stock options granted in 2021 and subsequent years) and 9.5 years (in the case of stock options granted between 2012-2020), the ultimate value of such compensation “actually paid” to our NEOs in respect of equity awards is inherently tied to our stock price. TSR is also used as a modifier to the level of attainment of the performance goals applicable to the PSUs granted to our NEOs in 2021 and subsequent years, as further described in “Compensation Decisions – Equity-Based Incentive Compensation – PSUs.”

(6)	The following table sets forth an unranked list of the financial performance measures “most important” in 2024 for linking our NEOs’ compensation “actually paid” to company performance, which are the financial measures used in our annual cash bonus and long-term incentive program, as specifically listed below.
Performance Measure
Adjusted EBITDA
Free Cash Flow
Revenue
ROIC
Adjusted EPS growth (relative to S&P 100 EPS)
These financial quantitative measures generally reflect those used internally to measure our performance and externally to report to investors, and we believe that, taken together, they provide a holistic measure of company growth, shareholder value and overall financial performance. We do not consider any one of the above performance measures to be the single most important financial measure for our company or executive compensation design. However, for purposes of compiling the above table in compliance with the SEC rules, which require us to present one of these most important measures, we are presenting Adjusted EBITDA. For more detail on these measures and why we believe that they are important in structuring our incentive compensation programs and linking pay with performance, please see the discussion under “Our Approach to Compensation” on page 29.

Shareholder Proposals

We received the following shareholder proposals. To be voted upon at our 2025 annual meeting of shareholders, the proponent of each proposal, or a representative of the proponent qualified under Pennsylvania law, must be present at the meeting to present the proposal. We provide the name and address of each primary proponent below. We will promptly supply the number of shares of our Class A common stock or, if not available, the market value of our Class A common stock held by any proponent (including any co-filer(s)), upon oral or written request to the Secretary.

2025 Proxy Statement         51

All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the proponents. Other than adding a brief title, we have included the text of each proposal and the shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST it.

Proposal 5:
Shareholder Proposal to Consider “CEO Pay Ratio Factor” in Executive Compensation
Our Board unanimously recommends that shareholders vote “AGAINST” this shareholder proposal.

The following proposal and supporting statement were submitted by Jing Zhao, 1745 Copperleaf Ct, Concord, CA 94519.

Supporting Statement

Stockholder Proposal to Improve Executive Compensation Program

Resolved: stockholders recommend that Comcast Corporation (our Company) improve the executive compensation program to include the CEO pay ratio factor.

Supporting Statement

The Economic Policy Institute found that “from 1978–2023, top CEO compensation shot up 1,085%, compared with a 24% increase in a typical worker’s compensation.”1 America’s ballooning executive compensation is not sustainable for the economy, and there is no rational methodology to decide the executive compensation, particularly because there is no consideration of the CEO pay ratio. The increase of disparity of income has a direct negative impact on American social disorder. The CEO pay ratios of big Japanese and European companies are about the same level of the CEO pay ratios of big American companies in the late 1970s and early 1980s.

The American corporate boards and executives have become a class of oligarchy, as defined by Aristotle, according to his _ Politics_. In this great classic, Aristotle demonstrated that in a stable community (polis), the ratio of the rich citizen’s land to the poor citizen’s land should not be over 5 to 1. Our Company’s CEO pay ratio for 2023 is 398 to 1 (2024 Proxy Statement p.49), further increased from the very abnormally high 385 to 1 in 2022 (2023 Proxy Statement p.63). This is against the trend: shareholders in JPMorgan Chase & Co., Intel, Netflix, Salesforce and other big companies rejected sky-high executive pay packages in 2022, 2023, and 2024.

Adam Smith said: “Wealth, as Mr. Hobbes says, is power.” As a social contract, the American public gives the corporate board the power and trust to run the corporate business without employee representation in the board; and the board is nominated and elected without any competition (the number of candidates is the same number of board seats). To increase the executive wealth (compensation) irrationally is to abuse the power and trust.

Human nature has not changed so much since Aristotle. The Company has the flexibility to reform the Compensation and Human Capital Committee to improve the executive compensation program, such as including the CEO pay ratio factor.

_________

[1]	By Josh Bivens, Elise Gould, and Jori Kandra, September 19, 2024.

Company Response to Shareholder Proposal

Our Board unanimously recommends AGAINST this proposal for the following reasons:
●Our Board believes that our Compensation Committee, which engages an independent compensation consultant to support its work, is in the best position to evaluate and determine the design and effectiveness of our executive compensation program based on factors relevant to our company.
●Through robust engagement with our long-term shareholders and annual say-on-pay votes, we have received strong affirmation that our compensation design meets shareholder expectations and we respond to broad shareholder feedback with design refinements.
●While the proposal’s exact request is vague and unclear, the Compensation Committee does not believe that a “CEO pay ratio factor”, however defined, should define or guide the principles of our executive compensation program.

52       2025 Proxy Statement

Our Board believes that our Compensation Committee is in the best position to evaluate and determine the design and effectiveness of our executive compensation program based on factors relevant to our company. The Compensation Committee’s work is grounded in the goal of aligning the compensation of our NEOs with our shareholders’ interests and our long-term strategic goals and to ensure that we pay for performance. This work is further informed with the support of an independent compensation consultant engaged by the Compensation Committee and through robust engagement with our shareholders, who have indicated strong support for our executive compensation program through annual say-on-pay advisory votes for the past three years.

The Compensation Committee reviews a range of data, including external market data and internal executive performance and company results, in developing an executive compensation program that attracts and retains talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive, technological and regulatory environments in which we operate. See “Compensation Discussion and Analysis” on page 27 for more information on our executive compensation program.

While the proposal’s exact request is vague and unclear, the Compensation Committee does not believe that a “CEO pay ratio factor”, however defined, should define or guide the principles of our executive compensation program. Assuming it refers to the ratio of our CEO’s compensation to our median employee’s compensation as required under SEC rules, the Compensation Committee further believes that the pay ratio would provide little to no decision-useful information due to inherent flaws in the methodologies required. For example, the ratio is based on all full-time, part-time, seasonal and temporary employees, without allowing for non-full-time employee compensation to be annualized, compares pay standards in over 30 countries, and lacks comparability across companies due to our uniquely diversified workforce composition.

Accordingly, a vague proposal to include the “CEO pay ratio factor” in our executive compensation program is unnecessary and would interfere with the ability of the Compensation Committee to design our compensation program in a manner that it believes is in the best interest of our company and shareholders.

For the reasons set forth above, our Board unanimously recommends AGAINST this proposal.

Proposal 6:
Shareholder Proposal to Adopt Policy for an Independent Chair
Our Board unanimously recommends that shareholders vote “AGAINST” this shareholder proposal.

The following proposal and supporting statement were submitted by the National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046.

Supporting Statement

Request for Board of Directors to Adopt Policy for an Independent Chair

RESOLVED:

Shareholders request the Board of Directors of Comcast Corporation (“Company”) adopt as policy, and amend the governing documents as necessary, to require hereafter that that two separate people hold the office of the Chairman of the Board (“Chair”) and the office of the Chief Executive Officer (“CEO”) as follows:

Selection of the Board Chair: The Board requires the separation of the offices of the Chair and the CEO.

Whenever possible, the Chair shall be an Independent Director.

The Board may select a temporary Chair who is not an Independent Director to serve while the Board seeks an independent Chair.

The Chair should not be a former CEO of the company.

Selection of the Chair shall be consistent with applicable law and existing contracts.

SUPPORTING STATEMENT:

The Company’s CEO is also Board Chair. These roles — each with separate, different responsibilities that are critical to the health of a successful corporation — are greatly diminished when held by a singular company official, weakening its governance structure.

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Expert perspectives substantiate our position:

●	According to the CFA Institute Research and Policy Center, “Combining [Chair and CEO] positions may give undue influence to executive board members and impair the ability and willingness of board members to exercise their independent judgment... Many jurisdictions consider the separation of the Chair and CEO positions a best practice because it ensures that the board agenda is set by an independent voice uninfluenced by the CEO.”[1]
●	A pair of business law professors wrote for Harvard Business Review that “letting the CEO chair the board can compromise board discussion quality, weakening the corporation’s risk management ability... Splitting the CEO and board Chair jobs between two people can help strengthen the quality of questions the corporation asks itself. When those questions remain weak, the organization is less likely to develop strategies that mitigate risk.”[2]
●	Proxy adviser Glass Lewis wrote in 2021, “the presence of an independent Chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management ... the separation of these two key roles eliminates the conflict of interest that inevitably occurs when a CEO is responsible for self-oversight.”[3] Both Glass Lewis and ISS supported this same proposal at Goldman Sachs in 2024.[4]
●	Of former CEOs serving as Chairs, CFA Institute says, “this arrangement could impair the board’s ability to act independently of undue management influence … Such a situation also increases the risk that the Chair may hamper efforts to undo the mistakes made as chief executive.”

According to the 2022 Spencer Stuart Board Index survey, 51 percent of S&P 500 companies had separate CEOs and Board Chairs in 2017, versus 57 percent in 2022.5 The growing separation of the CEO and Chair positions signifies the changing sentiment towards Chair independence.

_________

[1]	https://rpc.cfainstitute.org/-/rnedia/documents/article/position-paper/corporate-govemance-of-listed-companies-3rd-edition.pdf
[2]	https://hbr.org/2020/03/why-the-ceo-shouldnt-also-be-the-board-chair
[3]	https://www.glasslewis.com/wp- content/uploads/2021/03/In-Depth-Independent-Chair.pdf
[4]	https://www.barrons.com/articles/goldrnan-sachs-stock-bank-america-ceo-chair-f74a7b18
[5]	https://www.spencerstuart.com/-/media/2022/october/ssbi2022/2022_us_spencerstuart_board_index_final.pdf

Company Response to Shareholder Proposal

Our Board unanimously recommends AGAINST this proposal for the following reasons:
●Our Board believes that shareholders are best served by maintaining the Board’s flexibility to separate or combine the offices of Chairman and CEO depending upon the best interests of our company at a given point in time rather than adopting an inflexible policy that could effectively constrain directors in exercising their fiduciary duties.
●Our Board believes that we and our shareholders are best served today by having Mr. Roberts serve as Chairman and CEO – working together with a strong Lead Independent Director.
●Board independence and oversight of management are effectively maintained, and management plans are critically reviewed, through our existing governance structure and policies.

Consistent with its fiduciary duties, our Board believes that our shareholders are best served by maintaining the flexibility for the Board to separate or combine the offices of Chairman and CEO depending upon the best interests of our company at a given point in time. To that end, our Governance Committee and Board regularly review our Board leadership structure to ensure that the most appropriate structure is in place considering a variety of factors. As such, our Board does not believe that the inflexible policy requested by the proposal would in any way enhance its independence or performance and, to the contrary, believes that adopting such a policy could effectively constrain directors in exercising their fiduciary duties.

Currently, our Board believes that we and our shareholders are best served by having Mr. Roberts serve as Chairman and CEO – working together with a strong Lead Independent Director. Mr. Roberts serves as an effective bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges.

Board independence and oversight of management are effectively maintained, and management plans are critically reviewed, as a result of the following:

●	All but one of our director nominees are independent.
●	All Board-level committees – Audit, Compensation and Governance – are chaired by and composed entirely of independent directors.

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●	Our Lead Independent Director, currently Mr. Breen, is appointed annually by the Board after being recommended by the Governance Committee. Among other things, our Lead Independent Director:
	●	Presides at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors that are held at almost all regularly scheduled Board meetings.
	●	Facilitates communication between the Chairman and the independent directors and encourages director participation by fostering an environment of open dialogue and constructive feedback.
	●	Communicates periodically as necessary between Board meetings and executive sessions with our independent directors and with management on topics of importance to our independent directors.
	●	Is authorized to schedule meetings of the independent directors, including executive sessions of the independent directors.
	●	Consults, reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board, which may include matters relating to significant risks to our company.
	●	With the Compensation Committee, organizes the annual Board evaluation of the performance of our CEO and senior management.
	●	With the Governance Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.
	●	Represents independent directors in communications with external constituencies, including significant shareholders, as appropriate.
●	Our Board and Committees collectively exercise an appropriate level of risk oversight of our company, as described on page 18.

Having an independent Chairman and separating the roles of Chairman and CEO are both minority practices among S&P 100 companies. Additionally, our directors, including the Chairman, are bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Adopting a policy that mandates the separation of the offices of Chairman and CEO would not serve to augment this fiduciary duty.

For the reasons set forth above, our Board unanimously recommends AGAINST this proposal.

Information about Stock Ownership

Outstanding Shares and Voting Rights

At the close of business on April 8, 2025, the record date, we had outstanding 3,729,400,000 shares of Class A common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.07597 votes per share and each holder of Class B common stock is entitled to 15 votes per share.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either by proxy or by attending the meeting. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count for voting purposes on those proposals. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes, but have no effect on the outcome of the proposals. Broker nonvotes

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occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on ratifying the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

Principal Shareholders

This table sets forth information as of December 31, 2024 about persons we know to beneficially own more than 5% of any class of our voting common stock.

TITLE OF VOTING CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	PERCENT OF CLASS
Class A common stock	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	378,000,220 (1)	9.4%
Class A common stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	298,215,422 (2)	7.4%
Class B common stock	Brian L. Roberts One Comcast Center, Philadelphia, PA 19103	9,444,375 (3)	100%
(1)	This information is based upon a Schedule 13G/A filing with the SEC on February 13, 2024 made by The Vanguard Group setting forth information as of December 31, 2023. The Vanguard Group disclosed having shared voting power over 5,119,453 shares of our Class A common stock, sole dispositive power over 360,185,849 shares of our Class A common stock and shared dispositive power over 17,814,371 shares of our Class A common stock.
(2)	This information is based upon a Schedule 13G/A filing with the SEC on February 13, 2024 made by BlackRock, Inc. setting forth information as of December 31, 2023. BlackRock, Inc. disclosed having sole voting power over 267,562,663 shares of our Class A common stock and sole dispositive power over 298,215,422 shares of our Class A common stock.
(3)	Includes 9,444,375 shares of Class B common stock owned by a limited liability company of which Mr. Roberts is the managing member. The shares of Class B common stock beneficially owned by Mr. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible at the shareholder’s option into a share of Class A common stock. For information regarding Mr. Roberts’ beneficial ownership of Class A common stock, see the table immediately below, “Security Ownership of Directors and Executive Officers.”

Security Ownership of Directors and Executive Officers

This table sets forth information about the amount of common stock beneficially owned by (i) our current directors (all of whom are also director nominees), (ii) the NEOs listed in “Executive Compensation Tables – Summary Compensation Table” and (iii) our current directors and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	AMOUNT BENEFICIALLY OWNED(1)				PERCENT OF CLASS
NAME OF BENEFICIAL OWNER	CLASS A(2)		CLASS B		CLASS A(2)	CLASS B
Jason S. Armstrong	596,756		—		*	—
Kenneth J. Bacon	32,735		—		*	—
Thomas J. Baltimore, Jr.	22,680	(3)	—		*	—
Madeline S. Bell	60,884	(4)	—		*	—
Louise F. Brady	16,290		—		*	—
Edward D. Breen	26,417		—		*	—
Michael J. Cavanagh	5,111,057	(5)	—		*	—
Jeffrey A. Honickman	415,082	(6)	—		*	—
Jennifer Khoury	422,102		—		*	—
Wonya Y. Lucas	12,102		—		*	—
Asuka Nakahara	76,978		—		*	—
David C. Novak	398,430	(7)	—		*	—
Thomas J. Reid	876,313		—		*	—
Brian L. Roberts	31,639,412	(8)	9,444,375	(9)	*	100%	(9)
All directors and executive officers as a group (15 persons)	40,081,398		9,444,375		*	100%
*	Less than 1% of the outstanding shares of the applicable class.

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(1)	Beneficial ownership as of February 28, 2025 has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of February 28, 2025: Mr. Armstrong, 560,890; Mr. Cavanagh, 4,330,231; Ms. Khoury, 371,099; Mr. Reid, 692,865; Mr. Roberts, 6,726,161; and all executive officers as a group, 13,008,047.
Includes beneficial ownership of the following number of shares underlying stock units held by the following persons that vest on or within 60 days of February 28, 2025: Mr. Armstrong, 6,382; Mr. Cavanagh, 375,128; Ms. Khoury, 9,262; Mr. Reid, 113,638; Mr. Roberts, 392,106; and all executive officers as a group, 911,152.
Includes the following number of shares that will be paid at a future date in stock under our deferred compensation plans for the following persons: Mr. Baltimore, 21,559; Ms. Bell, 52,379; Ms. Brady, 16,290; Mr. Breen, 576; Mr. Honickman, 293,649; Ms. Lucas, 7,888; Mr. Nakahara, 72,786; and Mr. Novak, 68,880.
(3)	Includes 477 shares held by his spouse.
(4)	Includes 2,200 shares held jointly by her and her spouse and 400 shares held by her spouse.
(5)	Includes 238,540 shares and 846,045 shares underlying options held by a trust of which his spouse is a trustee.
(6)	Includes 20,150 shares held by trusts of which he is a trustee.
(7)	Includes 500 shares held by family trusts.
(8)	Includes 286,044 shares owned by his spouse; 1,032,645 shares owned by a family charitable foundation of which his spouse is a trustee; and 16,767,579 shares owned by certain family trusts. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock into Class A common stock, he would beneficially own approximately 1% of the Class A common stock.
(9)	See footnote (3) under “— Principal Shareholders” above.

Delinquent Section 16(a) Reports

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. Based on our review of such reports and written representations from the individuals required to file the reports, we believe that all filings required to be made by our reporting persons for 2024 were made on a timely basis.

Compensation of Directors

Director Compensation Program

From time to time, the Compensation Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data. Korn Ferry last provided this analysis in 2023. For 2024, our nonemployee directors received annual compensation as follows:

DIRECTOR FEES	COMMITTEE MEMBERSHIP FEES FOR EACH BOARD COMMITTEE
Annual Retainer $120,000 + FMV of Annual Grant of Shares of CMCSA $225,000	Chair $40,000 Member $15,000
Annual Retainer $120,000 FMV of Annual Grant of Shares of CMCSA $225,000 Chair $40,000 Member $15,000

The annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant (which is fully vested upon grant) also may be deferred in whole or in part, as may any fees received by a director. Deferred fees must be invested notionally in a third-party mutual or exchange fund or our Class A common stock fund (with dividends being reinvested in Comcast stock).

Nonemployee directors are reimbursed for travel expenses for meetings attended. Nonemployee directors are provided with our courtesy services consisting of high-speed internet, video, voice and home security and automation services at two residences, if in our service areas, at no cost during the time they serve and for five years thereafter.

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Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” includes 60% of any deferred shares. In determining compliance, the Compensation Committee may consider any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All nonemployee directors satisfied the requirements of our stock ownership policy in 2024.

Director Compensation

The following table sets forth specified information regarding the compensation of our nonemployee directors in 2024. No information is provided for Mr. Roberts, who is an employee director and does not receive compensation for his services as a director.

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
Kenneth J. Bacon	160,000	225,010	13,338	398,348
Thomas J. Baltimore, Jr.	135,000	225,010	8,788	368,798
Madeline S. Bell	135,000	225,010	4,817	364,827
Louise F. Brady	135,000	225,010	15,430	375,440
Edward D. Breen	160,000	225,010	5,787	390,797
Gerald L. Hassell(4)	67,500	—	8,020	75,520
Jeffrey A. Honickman	175,000	225,010	13,211	413,221
Wonya Y. Lucas	101,250	393,770	3,262	498,282
Maritza G. Montiel(4)	67,500	—	9,379	76,879
Asuka Nakahara	135,000	225,010	19,327	379,337
David C. Novak	135,000	225,010	1,536	361,546
(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors in 2024, regardless of whether such amounts were deferred or elected to be received in shares of our Class A common stock. Refer to footnote (2) of the Security Ownership of Directors and Executive Officers table for information on shares deferred by directors.
(2)	The amounts in this column represent the aggregate grant date fair value for each award of shares of Class A common stock granted in 2024, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. The amounts were determined by multiplying the Class A common stock closing price on their respective grant date by the number of shares subject to the grant.
(3)	The amounts in this column represent the incremental cost to the Company of our courtesy services and guest travel to business-related events.
(4)	Mr. Hassell and Ms. Montiel’s terms ended in June 2024 and they are not nominees for director at our 2025 annual meeting.

Related Party Transactions Policy and Certain Transactions

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Legal Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

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●	the materiality and character of the related person’s interest in the transaction;
●	the commercial reasonableness of the terms of the transaction;
●	the benefit and perceived benefit, or lack thereof, to our company;
●	the opportunity costs of alternate transactions; and
●	the actual or apparent conflict of interest of the related person.

If the reviewing body determines that a transaction has potential conflict of interest issues and other circumstances warrant, it may also recommend that a special committee review the transaction. After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transactions policy is posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

Related Party Transactions

Mr. Roberts’ son is an employee of Comcast Spectacor, one of our business units. He received approximately $867,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly situated employees in 2024.

Mr. Cavanagh’s daughter is an employee of Comcast Corporation. She received approximately $171,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly situated employees in 2024.

Other Information

Who May Vote

Holders of record of Class A and Class B common stock of Comcast at the close of business on April 8, 2025 may vote at the annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 25, 2025.

Participating and Voting at the Meeting

Attendance at the meeting for purposes of voting and asking questions is limited to shareholders of record on April 8, 2025. Please be sure to have your proxy voting card or notice with you so that you may access your 16-digit control number to log on to the meeting. If your shares are held in the name of your bank, brokerage firm or other nominee, please have your voting instruction form received from your bank, brokerage firm or other nominee, which will contain the relevant control number.

If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the meeting login page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investors section of our website at www.cmcsa.com, including information on when the meeting will be reconvened. If your shares are held in the name of your bank, brokerage firm or other nominee and you have any questions about your control number, please contact the bank, brokerage firm or other nominee that holds your shares.

Conduct of the Meeting

The Chairman of our Board (or any other person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing and enforcing rules of conduct, which will be available at the meeting online, for shareholders who wish to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting. Questions may be submitted during the meeting in the online question box provided at the meeting. Questions submitted in accordance with the rules of conduct generally will be addressed in the order received (both with respect to specific agenda items and the general question and answer session) and will be read as submitted, unless the question is duplicative of a question already asked and answered or is deemed profane or otherwise inappropriate, in which case the question may be edited or paraphrased.

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How to Vote

You may vote at the meeting or by proxy before the meeting. We recommend that you vote by proxy even if you plan to participate in the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy before the meeting in any of the following ways:

Internet	Telephone	Mail
Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.	Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions your broker, brokerage firm, bank or other nominee provided to you regarding voting by telephone.	Complete, sign and date your proxy card and return it in the enclosed envelope.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on June 17, 2025.

If your shares are held in the name of your bank, brokerage firm or other nominee, please follow the voting instructions you received from your bank, brokerage firm or other nominee.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) ratifying the appointment of our independent auditors, (c) increasing the share authorization under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and (d) the approval, on an advisory basis, of our executive compensation; and (ii) against each of the shareholder proposals.

Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date, including a proxy given via the internet or by telephone;
●	notifying our Secretary in writing before the meeting at the address given below; or
●	voting in person at the meeting.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. In compliance with this e-proxy process, on or about April 25, 2025, we mailed to our shareholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders may access the proxy materials on the website referred to in the Notice and in this proxy statement and request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we reduce the impact of our annual meeting of shareholders on the environment and save money on

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the cost of printing and mailing documents to you. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

●Via the internet:	Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.	●By writing:	Thomas J. Reid, Secretary Comcast Corporation One Comcast Center Philadelphia, PA 19103
●By telephone:	Call toll free 1-866-281-2100

Shareholder Proposals for Next Year

Any shareholder proposals intended to be presented at our 2026 annual meeting of shareholders and considered for inclusion in our proxy materials under Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received no later than December 26, 2025 and must comply with the procedures and requirements of Rule 14a-8. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2026 annual meeting is more than 30 days from June 18, 2026, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2026 but not to be included in our proxy materials must comply with the advance notice provision in Section 2.09 of our bylaws. If we call the 2026 annual meeting of shareholders for a date between May 19, 2026 and July 18, 2026, we must receive notice of the proposal at our mailing address immediately above on or after February 18, 2026 and no later than the close of business on March 20, 2026. If we call the 2026 annual meeting of shareholders for any other date, we must receive notice of the proposal no later than the close of business on the tenth day following the day on which we first make a public announcement of the date of the meeting. If notice is not received by the close of business on March 20, 2026 (or the close of business on the tenth day following the day we publicly announce the date of our 2026 annual meeting of shareholders, if such meeting is not called for a date between May 19, 2026 and July 18, 2026), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Corporate Governance and Board Matters – Board of Directors Nominees – Director Nominations – Shareholder Nominees.”

All shareholder proposals should be directed to Thomas J. Reid, Secretary, Comcast Corporation, at our mailing address immediately above.

Solicitation of Proxies

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. In addition to soliciting proxies by the internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $34,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Electronic Access to Proxy Materials and Annual Report on Form 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer

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and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Equiniti Trust Company, LLC D/B/A EQ Shareowner Services (“EQ Shareowner Services”), at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 or by signing on to your account at https://www.shareowneronline.com/comcast. You may update your electronic address by contacting EQ Shareowner Services.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

Important Notice Regarding Delivery of Shareholder Documents

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

●	you have the same address as other shareholders registered on our books;
●	you have the same last name as the other shareholders; and
●	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

How do I consent to, or discontinue, the householding process of receiving just one set of annual disclosure materials?

To give your consent to, or to discontinue, householding, please notify our transfer agent, EQ Shareowner Services, at 1-888-883-8903 or by mail at P.O. Box 64874, St. Paul, MN 55164-0854 if you are a registered shareholder, or your bank or broker if you are a beneficial shareholder. Registered and beneficial shareholders may also discontinue householding by contacting Broadridge by phone at (866) 540-7095 or by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

The householding consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you discontinue this process.

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Appendix A: Reconciliations of Non-GAAP Financial Measures

We believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (“GAAP”) provides useful information to investors regarding our results of operations and financial condition. Our non-GAAP financial measures should be considered in addition to, but not as a substitute for, operating income, net income, net income attributable to Comcast Corporation, earnings per common share attributable to Comcast Corporation shareholders, net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Additional information and reconciliations of Adjusted EBITDA to net income attributable to Comcast Corporation for the years ended December 31, 2023 and 2024 are set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 44-46 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on January 31, 2025 (the “10-K”).

Constant currency and constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. Additional information and a reconciliation of constant currency revenue and Adjusted EBITDA growth rates for the Connectivity & Platforms business in 2024 is set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 44-46 of the 10-K.

We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statements of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. We believe Free Cash Flow provides a meaningful measure of liquidity and a useful basis for assessing our ability to repay debt, make strategic acquisitions and investments, and return capital to investors through stock repurchases and dividends. It is also a significant performance measure in our annual incentive compensation programs. Additionally, we believe Free Cash Flow is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be directly comparable to similar measures used by other companies. Free Cash Flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary payments, such as mandatory debt repayments, are not deducted from the measure.

RECONCILIATION FROM NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)

	YEAR ENDED DECEMBER 31,
	2024	2023
Net cash provided by operating activities	27,673	28,501
Capital expenditures	(12,181)	(12,242)
Cash paid for capitalized software and other intangible assets	(2,949)	(3,298)
Free Cash Flow	12,543	12,962

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Appendix B: Amended and Restated Comcast-NBCUniversal 2011 Employee Stock Purchase Plan

1.	Purpose.
The Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (the “Plan”) is intended to encourage and facilitate the purchase of shares of common stock of Comcast Corporation by Eligible Employees of NBCUniversal and any Participating Companies, thereby providing such Eligible Employees with a personal stake in the Company and a long-range inducement to remain in the employ of NBCUniversal and Participating Companies. It is the intention of the Company that the Plan not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code.

2.	Definitions.
	(a)	“Account” means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.
(b)
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

	(c)	“Board” means the Board of Directors of the Company.
	(d)	“Brokerage Account” means the brokerage account established under the Plan by the Company for each Participant, to which Shares purchased under the Plan shall be credited.
(e)
“Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

	(f)	“Code” means the Internal Revenue Code of 1986, as amended.
	(g)	“Comcast Group” means the Company and any Affiliate of the Company.
	(h)	“Committee” means the Compensation Committee of the Board or its delegate.
	(i)	“Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
(j)
“Compensation” means an Eligible Employee’s wages as reported on Form W-2 (i.e., wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) from a Participating Company, reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions and elective contributions that are not includible in gross income under sections 125 or 402(a)(8) of the Code.

	(k)	“Effective Date” means the effective date referenced in Paragraph 15.
(l)
“Election Form” means the written or electronic form acceptable to the Committee which an Eligible Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.

	(m)	“Eligible Employee” means an Employee who is not an Ineligible Employee.
	(n)	“Eligible Employer” means NBCUniversal and any Subsidiary of NBCUniversal other than:
(1) a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America, other than a Subsidiary referenced pursuant to Section 2(r)(1)(iv); or
(2) except as otherwise provided by the Committee, a Subsidiary that is a “Participating Company” as defined in the Comcast Corporation 2002 Employee Stock Purchase Plan.

2025 Proxy Statement         B-1

(o)	“Employee” means any employee who is employed by a Participating Company and designated on the books and records of such Participating Company as an employee, provided that the term “Employee” shall not include:
	(1)	an individual covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder;
(2)
except as otherwise provided by Paragraph 2(q)(1)(iii), an individual who is not on a United States employee payroll of a Participating Company or an individual with respect to whom the Participating Company does not report such individual’s compensation as wages on Form W-2;

(3)
an individual who has entered into an agreement with a Participating Company which excludes such individual from participation in employee benefit plans of a Participating Company (whether or not such individual is treated or classified as an employee for certain specified purposes that do not include eligibility to participate in the Plan); and

	(4)	an individual who is not classified by the Participating Company as an employee, even if such individual is retroactively re-characterized as an employee by a third party or a Participating Company.
(p)
“Fair Market Value” means the closing price per Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board or the Committee, which determination shall be conclusive.

(q)	“Five Percent Owner” means an Employee who, with respect to a Participating Company, is described in section 423(b)(3) of the Code.
(r)	“Ineligible Employee” means:
	(1)	For an employee of any Participating Employer other than Universal Orlando, an Employee who, as of an Offering Commencement Date:
		(i)	is a Five Percent Owner;
		(ii)	has been continuously employed by the Comcast Group on a full-time basis for less than 90 days;
		(iii)	has been continuously employed by the Comcast Group on a part-time basis for less than one year;
(iv)
except as otherwise provided by the Committee, an employee who is (i) employed by a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America or (ii) whose principal work location is outside of the United States; or

(v)
is an individual whose employment is classified by the Participating Company to which such individual is employed as an internship, or as “temporary” or “intermittent,” all in accordance with uniformly applied personnel policies.

For purposes of this Paragraph 2(r)(1), an employee is employed on a part-time basis if the Employee customarily works less than 20 hours per week. For purposes of this Paragraph 2(q), an Employee is employed on a full-time basis if the Employee customarily works 20 or more hours per week.

	(2)	For an employee of Universal Orlando, an employee who, as of an Offering Commencement Date:
		(i)	is a Five Percent Owner;
		(ii)	has been continuously employed by the Comcast Group on a full-time basis for less than 90 days;
		(iii)	has been continuously employed by the Comcast Group on a part-time basis for less than one year;
		(iv)	except as otherwise provided by the Committee, an employee who is (i) employed by a Subsidiary that is organized under the laws of a jurisdiction outside of the

B-2       2025 Proxy Statement

United States of America or (ii) whose principal work location is outside of the United States; or
(v)
is an individual whose employment is classified by the Participating Company to which such individual is employed as an internship, or as “temporary,” “intermittent” or “seasonal,” all in accordance with uniformly applied personnel policies.

For purposes of this Paragraph 2(r)(2), an employee is employed on a part-time basis if Universal Orlando has classified the Employee as a “Casual Employee.” For purposes of this Paragraph 2(q)(2) an Employee is employed on a full-time basis if Universal Orlando has classified the Employee as a Regular Employee.

(s)	“NBCUniversal” means NBCUniversal, LLC, a Delaware limited liability company.
(t)	“Offering” means an offering of Shares by the Company to Eligible Employees pursuant to the Plan.
(u)	“Offering Commencement Date” means the first day of each January 1, April 1, July 1 and October 1 beginning on or after July 1, 2011 until the Plan Termination Date.
(v)	“Offering Period” means the period extending from an Offering Commencement Date through the following Offering Termination Date.
(w)
“Offering Termination Date” means the last day of each March, June, September and December following an Offering Commencement Date, or such other Offering Termination Date established in connection with a Terminating Event.

(x)	“Participant” means an Eligible Employee who has timely delivered an Election Form to the Committee in accordance with procedures established by the Committee.
(y)
“Participating Company” means all Eligible Employers except such Eligible Employers as may be designated for exclusion by the Board or the Committee from time to time. Notwithstanding the foregoing, the Board or the Committee may delegate its authority to exclude an Eligible Employer from being a Participating Company under this Paragraph 2(x) to an officer of the Company or committee of two or more officers of the Company.

(z)	“Payroll Deductions” means amounts withheld from a Participant’s Compensation pursuant to the Plan, as described in Paragraph 5.
(aa)	“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
(bb)	“Plan” means the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan, as set forth in this document, and as may be amended from time to time.
(cc)	“Plan Termination Date” means the earliest of:
(1) the Offering Termination Date for the Offering in which the maximum number of Shares specified in Paragraph 9 have been issued pursuant to the Plan; or
(2) the date as of which the Board or the Committee chooses to terminate the Plan as provided in Paragraph 14.
(dd)
“Purchase Price” means 85 percent of the lesser of: (1) the Fair Market Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the trading day immediately preceding the Offering Termination Date. (ee) “Shares” means shares of Comcast Corporation Class A Common Stock, par value $0.01. (ff) “Subsidiary” means any Affiliate of NBCUniversal that is controlled by NBCUniversal.

(gg)
“Successor-in-Interest” means the Participant’s executor or administrator, or such other person or entity to which the Participant’s rights under the Plan shall have passed by will or the laws of descent and distribution.

(hh)	“Terminating Event” means any of the following events:
(1) the liquidation of the Company; or
(2) a Change of Control.
(jj)	“Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

2025 Proxy Statement         B-3

	(ii)	“Termination Form” means the written or electronic form acceptable to the Committee which an Employee shall use to discontinue participation during an Offering Period pursuant to Paragraph 7(b).
	(kk)	“Universal Orlando” means Universal City Development Partners, Ltd. and its subsidiaries.
3.	Eligibility and Participation.
	(a)	Eligibility. Except to the extent participation is restricted under Paragraph 3(b), each Eligible Employee shall be eligible to participate in the Plan.
	(b)	Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Shares in an Offering to the extent that:
(1) immediately after the purchase of Shares, such Employee would be a Five Percent owner; or
(2)
a purchase of Shares would permit such Employee’s rights to purchase stock under this Plan, after taking into account such Employee’s purchases under the Comcast Corporation 2002 Employee Stock Purchase Plan, if any, to accrue at a rate which exceeds $25,000 in fair market value (as determined on the same basis as if this Plan were subject to section 423(b)(8) of the Code) for each calendar year in which such right to purchase Shares is outstanding.

(c)
Commencement of Participation. An Eligible Employee shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on the first payroll period ending after the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to Paragraph 7(b).

4.	Shares Per Offering.
The Plan shall be implemented by a series of Offerings that shall commence after Offerings have been authorized by the Board or the Committee, and terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation accumulated during each Offering Period for the period commencing with the first day of the first Offering Period (when such Offering Period is authorized by the Board or the Committee) and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Paragraph 9(a), for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings, provided that the maximum number of Shares subject to purchase by any Participant for any Offering Period shall not exceed 1,500. If the total number of Shares subject to purchase under the Plan on any Offering Termination Date exceeds the maximum number of Shares available, the Board or the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.

5.	Payroll Deductions.
(a)
Amount of Payroll Deductions. On the Election Form, an Eligible Employee may elect to have Payroll Deductions of not more than 10 percent of Compensation earned for each payroll period ending within the Offering Period, subject to the limitation that the maximum amount of Payroll Deductions for any Eligible Employee for any calendar year (including, for this purpose, any payroll deductions for such calendar year pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan, if any) shall not exceed $21,250, or, with respect to Participants whose compensation is denominated in currency other than United States dollars, if any, the equivalent amount as denominated in such local currency, as determined by the Committee.

	(b)	Participants’ Accounts. All Payroll Deductions with respect to a Participant pursuant to Paragraph 5(a) shall be credited to the Participant’s Account under the Plan.
(c)
Changes in Payroll Deductions. A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. No other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice (or notice in another form pursuant to procedures established by the Committee) of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.

B-4       2025 Proxy Statement

6.	Purchase of Shares.
(a)
In General. On each Offering Termination Date, each Participant shall be deemed to have purchased a number of Shares equal to the quotient obtained by dividing the balance credited to the Participant’s Account as of the Offering Termination Date, by the Purchase Price. Shares deemed purchased by a Participant under the Plan (net of Shares withheld under Paragraph 11) shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

(b)
Terminating Events. The Company shall give Participants at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The 20th day following the issuance of such notice by the Company (or such earlier date as the Board or the Committee may reasonably determine) shall constitute the Offering Termination Date for any outstanding Offering.

(c)
Transferability of Rights to Purchase Shares. No right to purchase Shares pursuant to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such right to purchase Shares pursuant to the Plan shall be exercisable during the Participant’s lifetime other than by the Participant.

7.	Termination of Participation.
(a) Account. Except as provided in Paragraph 7(c), no amounts shall be distributed from Participants’ Accounts during an Offering Period.
(b)
Suspension of Participation. A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering, provided that a Participant’s Payroll Deductions shall be discontinued to the extent required in connection with a Participant’s hardship withdrawal under the rules of the NBCUniversal Capital Accumulation Plan, the Comcast Corporation Retirement-Investment Plan or any other plan, program or arrangement pursuant to which discontinuance of contributions to the Plan may be required in connection with a Participant’s hardship withdrawal. All amounts credited to such Participant’s Account shall be applied to the purchase of Shares pursuant to Paragraph 6. A Participant who discontinues Payroll Deductions during an Offering Period by providing a Termination Form shall be eligible to participate in the Offering next following the date on which the Participant delivers the Termination Form to the Committee. A Participant (other than a Participant whose payroll is administered by Universal Orlando) whose Payroll Deductions are suspended during an Offering Period because of a hardship withdrawal under the rules of the NBCUniversal Capital Accumulation Plan, the Comcast Corporation Retirement-Investment Plan or any other plan, program or arrangement pursuant to which discontinuance of contributions to the Plan may be required in connection with a Participant’s hardship withdrawal shall automatically resume Payroll Deductions at the rate in effect immediately before the suspension for the next Offering Period that commences after the conclusion of the suspension, unless the Participant elects otherwise.

(c)
Termination of Employment. Upon termination of a Participant’s employment for any reason, all amounts credited to such Participant’s Account shall be returned to the Participant, or, following the Participant’s death, to the Participant’s Successor-in-Interest.

8.	Interest.
No interest shall be paid or allowed with respect to Payroll Deductions paid into the Plan or credited to any Participant’s Account.
9.	Shares.
(a)
Maximum Number of Shares; Adjustments. Subject to adjustment as provided in this Paragraph 9, not more than 24,200,000 Shares in the aggregate may be issued pursuant to the Plan pursuant to Offerings under the Plan; provided that, subject to the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in 2025, the number of Shares in the aggregate that may be issued under the Plan pursuant to the grant of Awards shall be increased from 24,200,000 to 34,200,000, subject to adjustment in accordance with this Paragraph 9. Shares delivered pursuant to the Plan may, at the Company’s option, be either treasury Shares or Shares originally issued for such purpose. In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other

2025 Proxy Statement         B-5

substitution of securities of the Company, the Board or the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, to the number and class of shares of stock subject to outstanding Offerings and to the Purchase Price. Any reference to the Purchase Price in the Plan and in any related documents shall be a reference to the Purchase Price as so adjusted. Any reference to the term “Shares” in the Plan and in any related documents shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 9. The Board’s or the Committee’s adjustment shall be effective and binding for all purposes of this Plan. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.
(b) Participant’s Interest in Shares. A Participant shall have no interest in Shares offered under the Plan until Shares are credited to the Participant’s Brokerage Account.
(c) Crediting of Shares to Brokerage Account. Shares purchased under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.
(d) Restrictions on Purchase. The Board or the Committee may, in its discretion, require as conditions to the purchase of any Shares under the Plan such conditions as it may deem necessary to assure that such purchase of Shares is in compliance with applicable securities laws.
(e) Restrictions on Sale of Shares. The Board or the Committee may, in its discretion, require as conditions to the sale of any Shares credited to Participants’ Brokerage Accounts under the Plan (i) such conditions as it may deem necessary to assure that such sale of Shares is in compliance with applicable securities laws and (ii) a minimum holding period (not to exceed one year) following the purchase of Shares before Shares credited to Participants’ Brokerage Accounts may be sold or otherwise transferred, provided that such holding period, if any, shall not apply to Shares applied to pay withholding taxes pursuant to Paragraph 11 or to Shares credited to the Brokerage Account of a Participant who has terminated employment on account of death or disability.
10.	Expenses.
The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her Payroll Deductions.

11.	Taxes.
The Participating Companies shall have the right to withhold from each Participant’s Compensation an amount equal to all federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them in connection with the purchase of Shares under the Plan and in connection with the sale of Shares acquired under the Plan. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.
Any tax liabilities incurred in connection with a Participant’s participation in the Plan may, to the extent such liabilities cannot be satisfied in full by withholding cash payable in connection with a taxable event, be satisfied by withholding a portion of the Shares otherwise creditable under the Plan having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld under applicable law.

12.	Plan and Contributions Not to Affect Employment.
The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.
13.	Administration.
The Plan shall be administered by the Committee. The Board and the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The Committee may delegate its administrative duties, subject to its review and supervision, to the appropriate officers and employees of the Company. The determinations of the Board and the Committee on the matters referred to in this Paragraph 13 shall be conclusive and binding.

14.	Amendment and Termination.
The Board or the Committee may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that

B-6       2025 Proxy Statement

no amendment to the Plan shall affect the right of any Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, provided further that the Company may seek shareholder approval of the Plan or any amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation, and provided further that the Board or the Committee may condition the effectiveness of any Election Form on such shareholder approval.
15.	Effective Date.
The Plan was originally adopted on January 29, 2011. The first Offering Period under the Plan commenced on July 1, 2011. The Effective Date of this amendment and restatement of the Plan is June 18, 2025, subject to approval by the shareholders of the Company.

16.	Government and Other Regulations.
(a) In General. The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.
(b)
Securities Law. The Committee shall have the power to make each Offering under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.

17.	Non-Alienation.
No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his right to purchase Shares under the Plan prior to time that Shares are credited to the Participant’s Brokerage Account. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

18.	Notices.
Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

If to the Company:
Comcast Corporation One Comcast Center
1701 JFK Boulevard
Philadelphia, PA 19103
Fax: 215-286-7794 Attention: General Counsel
Or any other address provided pursuant to notice provided by the Committee.
If to the Participant:
At the address on file with the Participating Company from time to time, or to such other address as either party may hereafter designate in writing (or via such other means of communication permitted by the Committee) by notice similarly given by one party to the other.

19.	Successors.
The Plan shall be binding upon and inure to the benefit of any successors or assigns of the Company.
20.	Severability.
If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

21.	Acceptance.
The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.
22.	Applicable Law.
This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by applicable Federal law.

2025 Proxy Statement         B-7

ONE COMCAST CENTER
PHILADELPHIA, PA 19103

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 17, 2025. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.
During The Meeting - Go to comcast.onlineshareholdermeeting.com
You may attend the Meeting and vote during the Meeting when the polls are open via the Internet. We recommend, however, that you vote before the Meeting even if you plan to participate in the Meeting, since you can change your vote during the Meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 17, 2025. Please have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V63628-P27453	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COMCAST CORPORATION			For All	Withhold All	For All Except
A	Company Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed in Proposal 1:		☐	☐	☐

1.	Election of Directors
	01 - Kenneth J. Bacon 02 - Thomas J. Baltimore, Jr. 03 - Madeline S. Bell 04 - Louise F. Brady 05 - Edward D. Breen	06 - Jeffrey A. Honickman 07 - Wonya Y. Lucas 08 - Asuka Nakahara 09 - David C. Novak 10 - Brian L. Roberts

The Board of Directors recommends a vote "FOR" Proposals 2, 3 and 4:		For	Against	Abstain
2.	Ratify appointment of our independent auditors	☐	☐	☐
3.	Increase share authorization under Comcast-NBCUniversal 2011 Employee Stock Purchase Plan	☐	☐	☐
4.	Advisory vote on executive compensation	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

B	Shareholder Proposals — The Board of Directors recommends a vote "AGAINST" Proposals 5 and 6 if properly presented at the Annual Meeting:	For	Against	Abstain

5.	Consider "CEO pay ratio factor" in executive compensation	☐	☐	☐
6.	Adopt policy for an independent chair	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below
Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2025 Annual Meeting of Shareholders

Wednesday, June 18, 2025

9:00 a.m. Eastern Time

comcast.onlineshareholdermeeting.com

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the impact on the environment and save our company money on the costs incurred in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up, please follow the instructions on the reverse side to vote by Internet before the Meeting and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding electronic delivery, please see the "General Information — Notice of Electronic Availability of Proxy Materials" section of our proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Annual Report are available at www.proxyvote.com.

V63629-P27453

COMCAST CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2025.
I hereby appoint Michael J. Cavanagh and Thomas J. Reid, and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the Annual Meeting of Shareholders to be held live via the Internet at comcast.onlineshareholdermeeting.com at 9:00 a.m. Eastern Time on June 18, 2025, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the Annual Meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of Annual Meeting of Shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.
The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2, 3 and 4, and against Proposals 5 and 6. If you are voting shares held in the Comcast Employee Stock Purchase Plan or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Continued and to be signed on reverse side